As filed with the Securities and Exchange Commission on June 17, 2022

Registration No. 333-257806

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NUMBER 4 TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RECON TECHNOLOGY, LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 601, 1 Shui’an South Street
Chaoyang District, Beijing, 100012
People’s Republic of China
+86 (10) 8494-5799 — telephone

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

28 Liberty St.

New York, NY 10005

+1-212-894-8940 — telephone

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony W. Basch, Esq.

Benming Zhang, Esq.

Kaufman & Canoles, P.C.

Two James Center, 14th Floor

1021 East Cary Street

Richmond, Virginia 23219

+1-804-771-5700 — telephone

+1-888-360-9092 — facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)(6)
Class A ordinary shares, $0.0925 par value (the “Ordinary Shares”), issuable upon exercise of warrants(4)(5)	8,814,102	$6.24	$54,999,996.48	$6,000.50

(1)	All shares registered pursuant to this registration statement are to be offered for resale by the Selling Shareholders (defined below). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional Ordinary Shares of the registrant, $0.0925 par value per share, issued to prevent dilution resulting from stock splits, stock dividends or similar events. No additional consideration will be received for such additional number of Ordinary Shares, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.
(2)	Calculated pursuant to Rule 457(g) under the Securities Act.
(3)	Calculated pursuant to Rule 457(o) under the Securities act of 1933, as amended.
(4)	As described in greater detail in the prospectus contained in this registration statement, the Ordinary Shares to be offered for resale by selling shareholders include an aggregate of 8,814,102 Ordinary Shares underlying warrants to purchase Ordinary Shares issued to the selling shareholders in connection with a private placement transaction.
(5)	Relates to the Ordinary Shares underlying the Ordinary Share purchase warrants, if such warrants are exercised for cash. If such warrants are exercised on a cashless basis, then the underlying Ordinary Shares shall be covered by the registration fee in respect of the Ordinary Shares.
(6)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED June 17, 2022

RECON TECHNOLOGY, LTD

8,814,102 Class A Ordinary Shares underlying Warrants

This prospectus relates to the offer and resale of up to an aggregate of 8,814,102 Class A ordinary shares (the “Warrant Shares”) of Recon Technology, Ltd (the “Company,” “we,” “us” or “our”), par value $0.0925 per share (“Ordinary Shares”) issuable upon exercise of warrants currently held by such Selling Shareholders as follows: 8,814,102 Ordinary Shares issuable upon exercise of certain Ordinary Share purchase warrants issued on June 16, 2021 (the “Warrants”). The holders of the Warrants are each referred to herein as a “Selling Shareholder” and collectively as the “Selling Shareholders.” Each of the Warrants is exercisable for one Ordinary Share at an initial exercise price of $6.24 per share.

This prospectus also covers any additional Ordinary Shares that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants by reason of share splits, share dividends, subsequent equity sale and other events described therein.

The Selling Shareholders identified in this prospectus, or their respective transferees, pledgees, donees or other successors-in-interest, may offer the Warrant Shares issuable from time to time upon exercise of the Warrants, through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale for the Warrant Shares that may be used by the Selling Shareholders, see the section entitled “Plan of Distribution” on page 19. For a list of the Selling Shareholders, see the section entitled “Selling Shareholders” on page 15.

The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Warrant Shares following the effective date of this registration statement.

We are registering the Warrant Shares on behalf of the Selling Shareholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of the Warrant Shares, we may receive up to $6.24 per share upon the cash exercise of any of the Warrants. However, we cannot predict whether, when or in what amounts the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “RCON.” On June 17, 2022, the last reported sale price of our Ordinary Shares on the Nasdaq Capital Market was $0.70 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 12 to read about factors you should consider before buying our Ordinary Shares.

We are a Cayman Islands holding company. We are not a Chinese operating company, and do not conduct business operations directly in China. All China operations are conducted by our subsidiaries established in the People’s Republic of China (“PRC” or “China”) and in the Hong Kong Special Administrative Region of the People’s Republic of China (“HKSAR” or “Hong Kong”), and by our contractual arrangements with variable interest entities, or “VIEs,” and the VIEs’ subsidiaries located in China. This is an offering of the ordinary shares of the Cayman Islands holding company, which does not conduct operations. This structure involves unique risks to investors. The VIE structure provides contractual exposure to foreign investment in Chinese-based companies, pursuant to which U.S. GAAP accounting rules require us to consolidate such VIEs’ financial results in our financial statements. VIE structures are generally used where Chinese law prohibits direct foreign investment in the operating companies. Investors may never directly hold equity interests in the Chinese operating companies. Unless otherwise stated, as used in this prospectus and in the context of describing our operations and consolidated financial information, “we,” “us,” “Company,” or “our,” refers to Recon Technology, Ltd, a Cayman Islands holding company, together with our subsidiaries. “Our subsidiaries” refer to Recon Investment Ltd. and Recon Hengda Technology (Beijing) Co. Ltd., or Recon-IN and Recon-BJ, respectively. “VIEs” refers to the PRC variable interest entities and their subsidiaries (Nanjing Recon Technology Co., Beijing BHD Petroleum Technology Co., Gan Su BHD Environmental Technology Co. Ltd, Huang Hua BHD Petroleum Equipment Manufacturing Co. Ltd., and Qing Hai BHD New Energy Technology Co. Ltd., Future Gas Station (Beijing) Technology, Ltd., or “Nanjing Recon,” “BHD,” “Gan Su BHD,” “HH BHD,” “Qing Hai BHD,” and “FGS” respectively). You are not investing in Nanjing Recon, BHD, Gan Su BHD, HH BHD, Qing Hai BHD, or FGS. Instead, we entered into certain contracts (the “VIE Agreements”) dated April 1, 2019, which are used to provide investors exposure to foreign investment in China-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies. A wholly foreign-owned entity (“WFOE”) is a limited liability company based in the People’s Republic of China but wholly owned by foreign investors. In our instance, Recon-BJ is a WFOE wholly owned by us through our subsidiary, Recon-IN, a Hong Kong limited company. As a result of our direct ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of the VIE for accounting purposes.

We mainly conduct our business through the VIEs, Nanjing Recon, BHD and their respective subsidiaries by means of Contractual Arrangements. Because we do not hold equity interests in the VIEs and their subsidiaries, we are subject to risks due to the uncertainty of the interpretation and application of the PRC laws and regulations regarding VIEs and the VIE structure, including but not limited to regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIEs. We are also subject to the risk that the PRC government could disallow the VIE structure, which would likely result in a material change in our operations and as a result the value of Ordinary Shares may depreciate significantly or become worthless. At the time of this filing, the Contractual Agreements have not been tested in a court of law.

For U.S. GAAP purposes, each VIE has its own operating cash flow. Cash flow between our Company and the VIEs primarily consists of transfers from us to the VIEs for supplemental working capital, which is mainly used in purchase of materials and payment of operating expenses and investments. In addition, the VIEs occasionally make payments on our behalf when we experience a cash shortage. For the six months period ended December 31, 2020 and 2021, cash transferred from the Company to its VIEs was RMB11,431,998 and RMB46,913,426, respectively. There was no cash transferred from the VIEs to the Company or fees paid on behalf of the Company by the VIEs during the years ended June 30, 2020 or 2021.  For the fiscal years ended June 30, 2020 and 2021, cash transferred from the Company to its VIEs was RMB1,890,340 and RMB9,000,000, respectively. There was no cash transferred from the VIEs to the Company or fees paid on behalf of the Company by the VIEs during the years ended June 30, 2020 or 2021.  Neither we nor the VIEs have present plans to distribute earnings or settle amounts owed under the Contractual Agreements. Cash in the VIEs are expected to be retained for business growth and operation. No dividends or distributions have been declared to pay to us from our subsidiaries or the VIEs. No dividends or distributions were made to any U.S. investors. For a description of our corporate structure, VIE contractual arrangements, the condensed consolidating schedule and consolidated financial statements, see “Our Corporate Structure – Select Condensed Financial Statements on Consolidated VIEs” and “Our Corporate Structure – Condensed Financial Information of the Parent Company” on pages 7-8. See also “Risk Factors – Risks Related to Our Corporate Structure.”

We are also subject to legal and operational risks associated with being based in and having the majority of the Company’s and VIEs’ operations in China. These risks may result in a material change in our operations, or a complete hindrance of our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structures, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On July 10, 2021, the PRC State Internet Information Office issued the Measures of Cybersecurity Review (Revised Draft for Comments, not yet effective), which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. Furthermore, the Chinese education sector is going through a series of reforms and new laws and guidelines have been recently promulgated and released to regulate our industry. As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange because the Company and the VIEs are not involved in the education industry and do not maintain data of more than 1 million users; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook. See “Risk Factors - Risks Related to Doing Business in China” and “Risk Factors - Risks Related to This Offering.”

Our Class A Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA Act”) if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) and the U.S. House of Representatives introduced the AHFCAA on December 14, 2021 and referred to the House Committee on Financial Services. If signed into law, the AHFCAA would amend the HFCAA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years, thereby reducing the time before our securities may be prohibited from trading or delisted.

Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

Our auditor is currently subject to PCAOB inspections, and the PCAOB is able to inspect our auditor. Our auditor, Friedman LLP, is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in June 2018. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit Friedman LLP to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCAA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCAA Act. See “Risk Factors — Risks Related to Doing Business In China – The recent joint statement by the SEC, proposed rule changes submitted by NASDAQ, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our future offerings, business operations share price and reputation.” for more information.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 12 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

This prospectus describes the general manner in which the Warrant Shares may be offered and sold. If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __, 2022.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time up to an aggregate of 8,814,102 Ordinary Shares issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Warrant Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus or any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Warrant Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “Recon,” “we,” “us,” “our,” “the Company” or similar words refer to Recon Technology, Ltd, a Cayman Island holding company, together with our subsidiaries, Recon Investment Ltd. (“Recon-IN”) and Recon Hengda Technology (Beijing) Co., Ltd. (“Recon-BJ”). Separately, “VIEs” refers to the PRC variable interest entities and their subsidiaries (Nanjing Recon Technology Co., Beijing BHD Petroleum Technology Co., and Future Gas Station (Beijing) Technology, Ltd., or “Nanjing Recon,” “BHD,” and “FGS,” respectively).

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties.

We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

Our Company - Overview

We are a Cayman Islands holding company with subsidiaries established in the People’s Republic of China (“PRC” or “China”) and in the Hong Kong Special Administrative Region of the People’s Republic of China (“HKSAR” or “Hong Kong”). Our subsidiaries have contractual arrangements with PRC variable interest entities, or “VIEs,” and the VIEs’ subsidiaries. These VIEs are Chinese companies that provide hardware, software, and on-site services to companies in the petroleum mining, extraction and sales of refined oil industry in the PRC. To this end, our company and our subsidiaries, Recon Investment Ltd. (“Recon-IN”) and Recon Hengda Technology (Beijing) Co., Ltd. (“Recon-BJ”) are contractually engaged with the following PRC VIE companies and their subsidiaries: Beijing BHD Petroleum Technology Co., Ltd. (“BHD”), Future Gas Station (Beijing) Technology, Ltd. (“FGS”), Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”), Gan Su BHD Environmental Technology Co. Ltd. (“Gan Su BHD”), Huang Hua BHD Petroleum Equipment Manufacturing Co. Ltd. (“HH BHD”), and Qing Hai BHD New Energy Technology Co. Ltd. (“Qing Hai BHD”) (collectively, the “Domestic Companies”), which provide services designed to automate and enhance the extraction of and facilitate the sale of petroleum products.

We believe that one of the most important advancements in China’s petroleum industry has been the automation of significant segments of the exploration and extraction process. The Domestic Companies’ and our automation products and services allow petroleum mining and extraction companies to reduce their labor requirements and improve the productivity of oilfields. The Domestic Companies’ solutions allow customers to locate productive oilfields more easily and accurately, improve control over the extraction process, increase oil yield efficiency in tertiary stage oil recovery, and improve the transportation of crude oil.

Our principal executive offices are located at Room 601, 1 Shui’an South Street, Chaoyang District, Beijing, 100012, People’s Republic of China. Our telephone number at this address is +86 (10) 8494-5799. Our Ordinary Shares are traded on the NASDAQ Capital Market under the symbol “RCON.”

Our Internet website, www.recon.cn, provides a variety of information about our Company. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 20-F and current reports on Form 6-K filed with the SEC are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s free website.

History and Development of the Company

The Company was incorporated under the laws of the Cayman Islands on August 21, 2007 by Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (the “Founders”) as a company with limited liability. The Domestic Companies provide oilfield specialized equipment, automation systems, tools, chemicals and field services to petroleum companies mainly in the People’s Republic of China. The Company’s former wholly owned subsidiary, Recon Technology Co., Limited (“Recon-HK”) was incorporated on September 6, 2007 in Hong Kong. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Jining Recon Technology Ltd. (“Recon-JN”) under the laws of the PRC, which was later dissolved on April 10, 2019 as part of our previously disclosed organizational restructuring. Recon-HK did not own any assets or conduct any operations and was dissolved on May 15, 2020. On November 19, 2010, the Company established another wholly owned subsidiary, Recon Investment Ltd. (“Recon-IN”) under the laws of Hong Kong. On January 18, 2014, Recon-IN established one wholly owned subsidiary, Recon Hengda Technology (Beijing) Co., Ltd. (“Recon-BJ”) under the laws of the PRC. Other than the equity interest in Recon-BJ, Recon-IN does not own any assets or conduct any operations.

The following PRC legal entities are consolidated as variable interest entities (“VIEs”) for accounting purposes and operate in the Chinese oilfield equipment & service industry and energy industry and their subsidiaries:

1.	BHD and
2.	Nanjing Recon.

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. On January 1, 2008, to protect our shareholders from possible future foreign ownership restrictions, the Founders, who also held the controlling interest of BHD and Nanjing Recon, reorganized the corporate and shareholding structure of these entities by entering into certain exclusive agreements with Recon-JN, which entitled Recon-JN to receive a majority of the residual returns. On May 29, 2009 Recon-JN and BHD and Nanjing Recon entered into an operating agreement to provide full guarantee for the performance of such contracts, agreements or transactions entered into by BHD and Nanjing Recon. As a result of the new agreement, Recon-JN absorbed 100% of the expected losses and received 90% of the expected net income of BHD and Nanjing Recon, which resulted in Recon-JN being the primary beneficiary of these Companies for accounting purposes.

Recon-JN also entered into Share Pledge Agreements with the Founders, who pledged all their equity interest in these entities to Recon-JN. The Share Pledge Agreements, which were entered into by each Founder, pledged each of the Founders’ equity interest in BHD and Nanjing Recon as a guarantee for the service payment under the Service Agreement.

The Service Agreement entered into on January 1, 2008, between Recon-JN and BHD and Nanjing Recon, obligated Recon-JN to provide technical consulting services to BHD and Nanjing Recon in exchange for 90% of their annual net income as a service fee.

On April 1, 2019, as part of our planned organizational restructuring, Recon-BJ entered into a series of VIE agreements with BHD and Nanjing Recon, respectively, under the same terms and conditions as that of the VIE agreements previously entered into by Recon-JN. As a result, the structuring of the VIEs for Recon-BJ effectively mirrored the same contractual arrangement with Recon-JN. Under general accounting principles, Recon-BJ bears all the economic risk of losses and receives 90% of the expected profits of BHD and Nanjing Recon, and consequently is considered the primary beneficiary of the VIEs. As part of the plan of reorganization, Recon-JN was dissolved on April 10, 2019. As Recon-JN’s parent company, Recon-HK did not own any assets or conduct any operations, and therefore was dissolved on May 15, 2020.

Based on the VIE agreements, we consolidated BHD and Nanjing Recon as VIEs as required by Accounting Standards Codification (“ASC”) Topic 810, Consolidation because we are the primary beneficiary of the VIEs. Management performs an ongoing reassessment of whether Recon-BJ was the primary beneficiary of BHD and Nanjing Recon.

On August 28, 2000, a Founder of the Company purchased a controlling interest in BHD which was organized under the laws of the PRC on June 29, 1999. Through December 15, 2010, the Founders held a 67.5% ownership interest in BHD. From December 16, 2010 to June 30, 2012, Messrs. Yin Shenping and Chen Guangqiang held an 86.24% ownership interest of BHD. From June 30, 2012 to June 30, 2019, Mr. Chen Guangqiang continued to devote his personal patent to BHD and increased his ownership interest of BHD. As of the date of this registration statement, Messrs. Yin Shenping and Chen Guangqiang collectively hold a 91.62% ownership interest of BHD. BHD is combined with the Company through the date of the exclusive agreements, and has been consolidated since January 1, 2008, the date of the agreements based on ASC Topic 810. The Company allocates net income 90% and 100% loss, based upon the VIE agreements. Profits allocated to the minority interest are the remaining amount (10%).

On July 4, 2003, Nanjing Recon was organized under the laws of the PRC. On August 27, 2007, the Founders of the Company purchased a majority ownership of Nanjing Recon from a related party who was a majority owner of Nanjing Recon. Through December 15, 2010, the Founders held 80% ownership interest in Nanjing Recon. From December 16, 2010 to June 30, 2012, Messrs. Yin Shenping and Chen Guangqiang held 80% ownership interest of Nanjing Recon. Nanjing Recon is combined with the Company through the date of the exclusive agreements, and is consolidated following January 1, 2008, the date of the agreements based on ASC Topic 810. The Company allocates net income 90% and 100% loss, based upon the VIE agreements. Profits allocated to the non-controlling interest are the remaining amount (10%).

On January 29, 2015, we increased our authorized shares from 25,000,000 to 100,000,000 ordinary shares.

BHD, one VIE, controls following subsidiaries:

1)	On December 17, 2015, Huang Hua BHD Petroleum Equipment Manufacturing Co. LTD (“HH BHD”), a fully owned subsidiary established by BHD was organized under the laws of the PRC.

2)	On May 23, 2017, Gan Su BHD Environmental Technology Co., Ltd (“Gan Su BHD”) was established by BHD and another investor under the laws of the PRC, with registered capital of ¥50 million. It is focusing on oilfield sewage treatment and oily sludge disposal projects. As of June 30, 2019, BHD had invested a total of ¥9.3 million Gan Su BHD. The paid in capital was ¥15.48 million ($2.31 million) as of June 30, 2019. Based on its revised chapter dated August 11, 2017, BHD owns an interest of 51% of Gan Su BHD.

3)	On October 16, 2017, Qing Hai BHD New Energy Technology Co., Ltd. (“Qinghai BHD”) was established by BHD and a few other investors under the laws of the PRC, with registered capital of ¥50 million. It is focusing on design and production and sales of solar energy heating furnaces. As of June 30, 2019, BHD had invested a total of ¥2.3 million to Qinghai BHD. The paid in capital was ¥4.2 million ($0.63 million) as of June 30, 2019. BHD owns an interest of 55% of Qinghai BHD.

As the energy consumption market opened to private and foreign companies, and online payment technology developed, the Domestic Companies began to invest in the downstream of the oil industry. On December 15, 2017, BHD and Nanjing Recon entered into a subscription agreement with Future Gas Station (Beijing) Technology, Ltd (“FGS”), pursuant to which both BHD and Nanjing Recon acquired an 8% equity interest in FGS. Established in January 2016, FGS is a service company focusing on providing new technical applications and data operations to gas stations and provides solutions to gas stations to improve their operations and their customers’ experience. On August 21, 2018, BHD and Nanjing Recon entered into an investment agreement and a supplemental agreement (collectively, the “Investment Agreement”) with FGS and the other shareholders of FGS. Pursuant to the Investment Agreement, the VIEs’ ownership interest in FGS increased from 8% to 43%, in exchange for their investment in FGS for a total amount of RMB 10 million in cash and the issuance of 2,435,284 restricted Ordinary Shares to the other shareholders of FGS with certain conditions. As of June 30, 2019, BHD and Nanjing Recon invested an aggregate amount of RMB 35,116,707 ($5,113,984) in FGS and issued 2,435,284 restricted shares in total to other shareholders of FGS, and BHD and Nanjing Recon’s collective ownership interest in FGS increased to 43%.

On December 10, 2019, the Company’s board of directors approved to effect a one-for-five reverse stock split of its ordinary shares (the “Reverse Stock Split”) with the market effective date of December 27, 2019, such that the number of the Company’s ordinary shares is decreased from 100,000,000 to 20,000,000 and the par value of each ordinary share is increased from US$0.0185 to US$0.0925. As a result of the Reverse Stock Split, each five pre-split ordinary shares outstanding were automatically combined and converted to one issued and outstanding ordinary share without any action on the part of the shareholder.

On November 25, 2020, the Company and certain accredited investors (the “Investors”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell to the Investors, and the Investors agreed to purchase from the Company, in an unregistered private transaction, notes (the “Notes”) with an aggregate principal amount of $6,485,000, convertible into ordinary shares, at a rate of $0.71 per share, upon the terms and subject to the limitations and conditions set forth in such Notes. The Company received gross proceeds of $6,485,000 through December 4, 2020 to December 30, 2020. Pursuant to the conversion notices to convert the Notes in full with the conversion date of January 25, 2021, the Company issued an aggregate of 9,225,338 ordinary shares to the Investors.

On February 4, 2021, Nanjing Recon and BHD, entered into the fourth supplemental agreement to the investment agreement with FGS and FGS’ founding shareholders to acquire 8% equity ownership of FGS. As a result, Nanjing Recon and BHD collectively own 51% interest of FGS, with 25.5% ownership interests to each of Nanjing Recon and BHD. We began to consolidate the financial results of FGS beginning on February 2021, which is reflected in our financial results for the year ended June 30, 2021. Through the fourth supplemental agreement, the Nanjing Recon and BHD waived the requirement on FGS’ performances goal about the number of gas stations. Accordingly, Nanjing Recon and BHD agreed to pay for the balance of the investment and cancelled the related lock-up terms on the restricted shares, in exchange of additional 8% equity ownership of FGS. See “Our Corporate Structure” for more information illustrating the ownership interests between Nanjing Recon and BHD.

On April 5, 2021, at the 2021 annual meeting, to implement a dual class structure, our shareholders approved (i) a special resolution that the authorized share capital of the Company be amended from US$1,850,000, divided into 20,000,000 ordinary shares of a nominal or par value of US$0.0925 each, to US$15,725,000, divided into 150,000,000 Class A ordinary shares of a nominal or par value of US$0.0925 each and 20,000,000 Class B ordinary shares of a nominal or par value of US$0.0925 each, and (ii) a special resolution that the Third Amended and Restated Memorandum and Articles of Association of the Company to substitute the Second Amended and Restated Memorandum and Articles of Association. On April 7, 2021, the Company filed the Third Amended and Restated Memorandum and Articles of Association with the Companies Register of the Cayman Islands. Our Class A ordinary shares began to trade on the NASDAQ Capital Market on April 12, 2021 under the same symbol, “RCON.”

On June 3, 2021, we entered into a share exchange agreement with Starry Blockchain Energy Pte. Ltd. (“Starry”) and its controlling shareholders (the “Starry Controlling Shareholders”) to acquire 30% of the equity interest in Starry. Under the Agreement, the acquired 30% of the equity interest in Starry was valued at $3,000,000. As consideration for the 30% equity interest, the Company issued 316,345 unregistered, restricted Class A Ordinary Shares, based on $9.48 per share, the average closing price in the 30 trading days prior to the signing of the Agreement, to the Starry Controlling Shareholders. The acquisition closed on June 11, 2021.  On November 10, 2021, we agreed to terminate the share exchange agreement with Starry and the Starry Controlling Shareholders. Starry and the Starry Controlling Shareholders have refunded us the 316,345 unregistered, restricted Class A Ordinary Shares. Concurrently, we executed an exclusive technical consulting and service agreement with Starry to provide us with business consulting advice in exchange for 500,000 unregistered, restricted Class A Ordinary Shares, based on $2.13 per share, to Starry. The exclusive technical consulting and service agreement concluded on December 31, 2021.

On December 5, 2021, our board of directors and its compensation committee approved issuances of a total of 2,500,000 Class B Ordinary Shares from such shares reserved under the Company’s 2021 Equity Incentive Plan to directors and officers Shenping Yin and Guangqiang Chen. The compensation committee recommended and the board approved the Class B Ordinary Shares grants to Shenping Yin and Guangqiang Chen, each of whom has received a one-time share grant of 1,250,000 Class B Ordinary Shares.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus and the filings incorporated by reference before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

•	We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership in providing operational control.
•	We conduct our business through BHD, Nanjing Recon and their respective subsidiaries by means of Contractual Arrangements. These agreements have not been tested in a court of law. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

Risks Related to Doing Business in China

We are based in China and have the majority of our operations in China, so we face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

•	Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.
•	Uncertainties with respect to the PRC legal system could have a material adverse effect on us.
•	China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations, could have a material adverse effect on our business.
•	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.
•	The Chinese government may intervene or influence our operations at any time. See “Risk Factors – Risks Related to Doing Business in China – The recent state government interference into business activities on U.S. listed Chinese companies may negatively impact our existing and future operations in China.”
•	In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies listed or seeking to list on a foreign exchange, we may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our continued listing on Nasdaq, financial condition, and results of operations.
•	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary ability to distribute profits to us, or otherwise materially and adversely affect us.
•	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or our management named in the prospectus based on Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.
•

Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment and/or operations in China-based issuers could significantly change our operations, limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Our Corporate Structure – Contractual Arrangements – Permission Required from the PRC Authorities for the VIEs’ Operation,” and “Risk Factors – Risk Related to Doing Business In China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares.”

•

Rules and regulations in China can change quickly with little or no advance notice and their interpretation and the implementation involve uncertainty. See “Our Corporate Structure – Contractual Arrangements –Permission Required from the PRC Authorities for the VIEs’ Operation” under “Contractual Arrangements,” and “Risk Factors – Risks Related to Doing Business in China – PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.”

•	If our public accounting firm does not permit the Public Company Accounting Oversight Board (“PCAOB”) to inspect it within three years pursuant to the Holding Foreign Companies Accountable Act, we may be delisted.
•	The PRC government may issue further restrictive measures in the future.
•	We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.
•	We may be subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.
•	It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.
•	Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.
•	The recent joint statement by the SEC, proposed rule changes submitted by NASDAQ, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our future offerings, business operations share price and reputation.
•	NASDAQ may apply additional and more stringent criteria for our continued listing.

Risks Related to our Corporate Structure

In addition to the risks described above, we are subject to general risks and uncertainties related to our Ordinary Shares and our organizational structure, including, but not limited to, the following:

•	Any future issuances of Class B Ordinary Shares may be dilutive to the voting power of Class A Ordinary Shareholders.

•	The dual class structure of our ordinary shares has the effect of concentrating voting control with holders of Class B Ordinary Shares.

•	Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors. These developments could add uncertainties to our offering.

•	Our Class B Ordinary Shares have stronger voting power than our Class A Ordinary Shares and certain existing shareholders have substantial influence over our Company and their interests may not be aligned with the interests of our other shareholders.

•	Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor, and that as a result an exchange may determine to delist our securities. Our auditor, Friedman LLP is not subject to the determinations announced by the PCAOB on December 16, 2021.

Our Corporate Structure

The following charts summarize our corporate legal structure and identify our subsidiaries, the VIEs and their subsidiaries as of the date of this prospectus.

Recon Technology, Ltd.
(Cayman Islands)
100% ownership
Outside Mainland China
Recon Investment Ltd./Recon-IN
(Hong Kong)
100% ownership
Inside Mainland China
Recon Hengda Technology (Beijing) Co., Ltd./Recon-BJ
(PRC)
VIE Agreements
VIE Agreements
Nanjing Recon Technology Co., Ltd./
Nanjing Recon (PRC)
Beijig BHD Petroleum Technology Co., Ltd./
BHD (PRC)
25.5% ownership*
25.5% ownership*
100% ownership
Future Gas Station (Beijing) Technology, Ltd./
FGS (PRC)
Huang Hua BHD Petroleum Equipment
Manufacturing Co. Ltd./HH BHD
(PRC)
19% ownership
51% ownership
75% ownership
Gan Su BHD Environmental Technology Co. Ltd./
Gan Su BHD (PRC)
Qing Hai BHD New Energy Technology Co. Ltd./
Qing Hai BHD
(PRC)

* Nanjing Recon and BHD hold 51% of FGS together, with each company holds 25.5%.

Contractual Arrangements

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. In 2008, to protect our shareholders from possible future foreign ownership restrictions, our Founders signed a series of agreements with Recon-JN, BHD and Nanjing Recon, so Recon-JN became the primary beneficiary of BHD and Nanjing Recon for accounting purposes.

On April 1, 2019, as part of our planned organizational restructuring, Recon-BJ entered into a series of VIE agreements with BHD and Nanjing Recon, respectively, under the same terms and conditions as that of the VIE agreements previously entered into by Recon-JN. As a result, the VIEs were effectively transferred from Recon-JN to Recon-BJ.

Exclusive Technical Consulting Service Agreement

Pursuant to the exclusive technical consulting service agreement between Recon-BJ and each of BHD and Nanjing Recon dated April 1, 2019, Recon-BJ has the exclusive right to provide each of BHD and Nanjing Recon with technical support services, consulting services and other services, including granting use rights of intellectual property rights, software services, network support, database support, hardware services, technical support, employee training, research and development of technology and market information, business management consulting, marketing and promotion services, customer management and services, lease hardware and device, and the others necessary for each of BHD and Nanjing Recon’s needs. In exchange, Recon-BJ is entitled to a service fee that equals 90% of the expected profits of BHD and Nanjing Recon. Recon-BJ bears all the economic risk of losses. In addition to the services fee, each of BHD and Nanjing Recon may reimburse all reasonable costs, reimbursed payments and out-of-pocket expenses, paid or incurred by Recon-BJ in connection with its performance.

Under the exclusive technical consulting service agreement, without Recon-BJ’s prior written consent, each of BHD and Nanjing Recon agrees not to engage in any transaction which may materially affect its asset, business, employment, obligation, right or operation.

The exclusive technical consulting service agreement remains effective, unless terminated pursuant to the exclusive technical consulting service agreement or upon the written notice of Recon-BJ. Recon-BJ, BHD, and Nanjing Recon have deferred their respective service fees because each of BHD and Nanjing Recon have reported losses. Recon-BJ continues to accrue the payment obligations arising from the service fees. Above all else, these certain contractual arrangements are in keeping with corporate formalities to distinguish our operations in connection with Recon-BJ and the VIEs and their subsidiaries.

Exclusive Equity Interest Purchase Agreement

Pursuant to the amended and restated exclusive equity interest purchase agreement dated April 1, 2019, among Recon-BJ, each of BHD and Nanjing Recon and the shareholder who owned all the equity interests of each of BHD and Nanjing Recon, such shareholders grant Recon-BJ an exclusive right to purchase their equity interests in each of BHD and Nanjing Recon. The purchase price shall be the lowest price then permitted under applicable PRC laws. Recon-BJ or its designated person may exercise such right at any time to purchase all or part of the equity interests in each of BHD and Nanjing Recon until it has acquired all equity interests of each of BHD and Nanjing Recon, which is irrevocable during the term of the agreement.

The amended and restated exclusive equity interest purchase agreement remains in effect until all equity interests held by the shareholders have been transferred or assigned to Recon-BJ and/or any other person designated by Recon-BJ. However, Recon-BJ has the right to terminate these agreements unconditionally upon giving prior written notice to each of BHD and Nanjing Recon at any time.

Equity Interest Pledge Agreement

Pursuant to the amended and restated equity interest pledge agreement among the shareholders who owned all the equity interests of each of BHD and Nanjing Recon dated April 1, 2019, such shareholders pledge all of the equity interests in each of BHD and Nanjing Recon to Recon-BJ as collateral to secure the obligations of each of BHD and Nanjing Recon under the exclusive technical consulting service agreement and the amended and restated exclusive equity interest purchase agreement. The shareholders of each of BHD and Nanjing Recon are prohibited or may not transfer the pledged equity interests without prior consent of Recon-BJ unless transferring the equity interests to Recon-BJ or its designated person in accordance with the amended and restated exclusive equity interest purchase agreement.

The amended and restated equity interest pledge agreement shall come into force the date on which the pledged interests is recorded, under each of BHD and Nanjing Recon’s register of shareholders and is registered with competent administration for industry and commerce of each of BHD and Nanjing Recon until all of the liabilities and debts to Recon-BJ have been fulfilled completely by each of BHD and Nanjing Recon. Each of BHD and Nanjing Recon and the shareholders who owned all the equity interest of each of BHD and Nanjing Recon shall not terminate this agreement in any circumstance for any reason.

Shareholders’ Power of Attorney

Pursuant to the shareholders’ amended and restated power of attorney, all dated April 1, 2019, the shareholders of each of BHD and Nanjing Recon gives Recon-BJ irrevocable proxies to act on their behaves on all matters pertaining to each of BHD and Nanjing Recon and to exercise all of their rights as shareholders of each of BHD and Nanjing Recon, including the right to execute and deliver shareholder resolutions, to dispose any or all equity interests, to nominate, elect, designate, or appoint officers and directors, to supervise company’s performance, to approve submission of any registration documents, to attend shareholders meetings, to exercise voting rights and all of the other rights, to take legal actions against the harmful actions by directors or officers, to approve the amendments to the articles of association of the company, and any other rights under the articles of association of the company. The amended and restated power of attorney shall remain in effect while the shareholders of each of BHD and Nanjing Recon hold the equity interests in each of BHD and Nanjing Recon.

Based on the foregoing Contractual Arrangements, which authorize Recon-BJ to receive all of the VIEs’ expected residual returns, we account for each of BHD and Nanjing Recon as a VIE. Accordingly, we consolidate the accounts of each of BHD and Nanjing Recon, in accordance with Regulation S-X-3A-02 promulgated by the SEC and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Because we do not directly hold equity interest in the VIEs, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including limitation on foreign ownership of internet technology companies, regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and the value of Ordinary Shares may depreciate significantly or become worthless.

Our Contractual Arrangements have not been tested in a court of law and may be less effective in providing control over each of BHD and Nanjing Recon than direct ownership. See “Risk Factors - We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership in providing operational control.” for more details.

We may also be subject to sanctions imposed by PRC regulatory agencies including the Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations. See “Risk Factors — The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.” for more details.

We are subject to certain legal and operational risks associated with the VIEs’ operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIEs’ operations, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. See “Risk Factors - We conduct our business through BHD, Nanjing Recon and their respective subsidiaries by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.” Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange.

Permission Required from the PRC Authorities for the VIEs’ Operation

We are currently not required to obtain permission from any of the PRC authorities to operate and issue our Ordinary Shares to foreign investors. In addition, we, our subsidiaries, or the VIEs are not required to obtain permission or approval from the PRC authorities including CSRC or Cyberspace Administration of China for the VIEs’ operation, nor have we, our subsidiaries, or VIEs applied for or received any denial for the VIEs’ operation. The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law” (the “Opinions”), which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen administration over illegal securities activities and the need to strengthen supervision with respect to overseas listings of Chinese companies. The Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may be announced or implemented with little or no advance notice. If we were required to obtain approval in the future, any failure to obtain such approval may materially and adversely impact our results of operations, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Under the VIE Agreements, as a legal matter, if the VIEs or the Registered Shareholders fail to perform their respective obligations under the VIE Agreements, we may have to incur substantial costs and expend significant resources to enforce those arrangements and resort to litigation or arbitration and rely on legal remedies under PRC laws. These remedies may include seeking specific performance or injunctive relief and claiming damages, any of which may not be effective. We may face challenges enforcing these contractual agreements due to legal uncertainties and jurisdictional limits. It is uncertain whether we, as a Cayman Islands holding company, would be able to enforce (directly or through Recon-BJ) the VIE Agreements with the Domestic Companies in a court of law in China, either in in an action directly in China or in seeking to enforce a foreign judgment in China. The costs of seeking to enforce such VIE Agreements could be substantial, and the outcome of such litigation might not result in Recon enforcing such VIE Agreements. If such VIE Agreements were not enforced, investors in Recon could see the value of their securities decrease in value or become worthless.

Transfer of Cash in the VIEs

We are an exempted holding company incorporated in the Cayman Islands. If we determine to pay dividends on any of our Ordinary Shares in the future, as an exempted holding company, we will be dependent on receipt of funds from our Wholly Foreign Owned Enterprise (“WFOE”). A WFOE is a limited liability company based in the People’s Republic of China but wholly owned by foreign investors. In our instance, Recon Hengda Technology (Beijing) Co., Ltd (“Recon-BJ”) is a WFOE wholly owned by Recon Investment Ltd. (“Recon-IN”), a Hong Kong limited company, which in turn is wholly owned by us.

Under the Exclusive Technical Consultation and Service Agreements signed between Recon-BJ and the VIEs, Recon-BJ is entitled to 90% of the expected profits of the VIEs in exchange for providing exclusive technical consulting services to the VIEs. Recon-BJ also bears all the economic risk of losses. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to its shareholders only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, according to the current effective laws in Cayman Islands and Hong Kong, the resident companies could pay dividends to their shareholders. And there are no foreign exchange restrictions on these two areas. Therefore, Recon-BJ can distribute the income obtained under the Contractual Arrangement to Recon-IN in the form of dividends, with Recon-IN in turn distributing such revenues to us in the form of dividends, with we in turn would distribute such revenues to U.S. investors in the form of dividends.

Each VIE has its own operating cash flow. Cash flow between our Company and the VIEs primarily consists of transfers from us to the VIEs for supplemental working capital, which is mainly used in purchase of materials and payment of operating expenses and investments. In addition, the VIEs occasionally make payments on our behalf when we experience a cash shortage. For the six months period ended Decmber 31, 2020 and 2021, net cash transferred from the Company to the VIEs was RMB11,431,998 and RMB46,913,426 respectively. For the fiscal years ended June 30, 2021 and 2020, net cash transferred from the Company to the VIEs was RMB15,720,000 and RMB5,260,340 respectively. Neither we nor the VIEs have present plans to distribute earnings or settle amounts owed under the Contractual Agreements. Cash in the VIEs are expected to be retained for business growth and operation. No dividends or distributions have been declared to pay to us from our subsidiaries or the VIEs. No dividends or distributions were made to any U.S. investors. For a description of our corporate structure and VIE contractual arrangements, see “Our Corporate Structure.” See also “Risk Factors – Risks Related to Our Corporate Structure.”

RMB as the Functional Currency under FASB ASC 830-10-45-4

As a Cayman Islands holding company, we do not have substantive business operations, and the holding company’s principal purpose is to raise capital to fund the Chinese operating entities. Therefore, we consider ourselves as a Cayman Islands holding company to be an “extension” of the Chinese operating subsidiaries rather than as a self-sustained parent entity with substantive operations. ASC 830-10-55-5(f)(2) indicates that in the determination of the functional currency, “the parent’s currency generally would be the functional currency if the foreign entity is a device or shell corporation for holding investments, obligations, intangible assets, and so forth that could readily be carried on the parent’s or an affiliate’s books.” However, because the ultimate parent in this scenario does not have substantive operations, we as the Cayman Islands holding company under this approach could be viewed as not substantive and as a device or shell corporation for holding investments, obligations, etc., that could readily be carried on the Chinese or Hong Kong operating companies’ books. Accordingly, in such circumstances, the functional currency of the ultimate parent holding company could be considered the same as that of its Chinese operating entities.

We believe we are applicable under the first class pursuant to ASC 830-10-45-4 because major operations of the Company are within China and the major operation primarily generates and expends foreign currency, which is RMB. Also, the day-to-day operations are not dependent on the economic environment of the parent’s functional currency, which is the dollar. The RMB net cash flows that it generates may be reinvested or converted and distributed to the parent, if necessary or needed. Even though the Company received funds from our Cayman Islands holding entity for recent three years, and it seems that financing is primarily provided by the parent or otherwise from dollar sources, the day-to-day operation can be sustained and continuously without financing from the Cayman Islands holding entity and it doesn’t design this mechanism on purpose. We believe the day-to-day operations are independent on the economic environment of the parent’s currency, and the changes in the foreign entity’s individual assets and liabilities will not impact directly on the cash flows of the parent entity in the parent’s currency. For these reasons, we believe the foreign currency, which is the RMB, shall be the functional currency.

Select Condensed Financial Statements on Consolidated VIEs

The following table below provides a condensed consolidating schedule depicting the financial position, cash flows, and results of operations for the parent, the consolidated VIEs, and any eliminating adjustments separately as of the same dates and for the same periods for which audited consolidated financial statements are required.

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended December 31, 2021
	Recon Technology, Ltd. (Cayman Islands)		Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations	Consolidated Total
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues	¥-		¥-	¥54,411,724	¥-	¥54,411,724
Cost of Revenues	-		-	39,904,645	-	39,904,645
Gross Profit	-		-	14,507,079	-	14,507,079
Operating expenses	38,484,379		581,547	12,782,119	-	51,848,045
Profit/(loss) from operations	(38,484,379)		(581,547)	1,724,960	-	(37,340,966)
Other income (expenses), net	149,753,122		(149,029)	(776,496)	-	148,827,597
Profit from subsidiaries	88,767	*	-	-	(88,767)	-
Profit from VIEs	-		819,343 **	-	(819,343)	-
Income tax expenses (benefit)	-		-	107,204	-	107,204
Net Income	111,357,510		88,767	841,260	(908,110)	111,379,427
Non-controlling interest	-		-	21,917	-	21,917
Net income attributable to Recon Technology, Ltd	¥111,357,510		¥88,767	¥819,343	¥(908,110)	¥111,357,510

*	Including 100% net lncome from non-VIE subsidiaries and VIEs and VIEs’ subsidiaries.

**	Including 100% net income attributable to Recon Technology from VIEs consolidated results, including operation results from VIEs’ subsidiaries.

	For the Six Months Ended December 31, 2020
	Recon Technology, Ltd. (Cayman Islands)	Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations	Consolidated Total
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	¥123,918	¥-	¥25,045,361	¥-	¥25,169,279
Cost of Revenues	99,202	-	18,353,037	-	18,452,239
Gross Profit	24,716	-	6,692,324	-	6,717,040
Opearating expenses	6,058,542	181,961	9,578,714	-	15,819,217
Loss from operations	(6,033,826)	(181,961)	(2,886,390)	-	(9,102,177)
Other income (expenses), net	(399,717)	(8,459)	(629,511)		(1,037,687)
Loss from subsidiaries	(2,502,109)*	-	-	2,502,109	-
Loss from VIEs	-	(2,311,689)**	-	2,311,689	-
Income tax expenses (benefit)	-	-	(98,338)	-	(98,338)
Net loss	(8,935,652)	(2,502,109)	(3,417,563)	4,813,798	(10,041,526)
Non-controlling interest	-	-	(1,105,874)	-	(1,105,874)
Net loss atributable to Recon Technology, Ltd	¥(8,935,652)	¥(2,502,109)	¥(2,311,689)	¥4,813,798	¥(8,935,652)

*	Including 100% net loss from non-VIE subsidiaries and VIEs and VIEs’ subsidiaries.

**	Including 100% net loss from VIEs consolidated results, including operation results from VIEs’ subsidiaries.

	For the Year Ended June 30, 2021
	Recon Technology, Ltd. (Cayman Islands	Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations	Consolidated Total
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	¥121,197	¥-	¥47,817,378	¥-	¥47,938,575
Cost of Revenues	97,024	-	40,626,523	-	40,723,547
Gross Profit	24,173	-	7,190,855	-	7,215,028
Operating expenses	31,436,450	652,686	36,704,840	-	68,793,976
Loss from operations	(31,412,277)	(652,686)	(29,513,985)	-	(61,578,948)
Other income (expenses), net	35,686,027	(80,682)	(417,476)	-	35,187,869
Loss from subsidiaries	(27,106,484)*	-	-	27,106,484	-
Loss from VIEs	-	(26,373,116)**	-	26,373,116	-
Income tax expenses (benefit)	-	-	(524,251)	-	(524,251)
Net loss	(22,832,734)	(27,106,484)*	(29,407,210)	53,479,600	(25,866,828)
Non-controlling interest	-	-	(3,034,094)	-	(3,034,094)
Net loss attributable to Recon Technology, Ltd	¥(22,832,734)	¥(27,106,484)	¥(26,373,116)**	¥53,479,600	¥(22,832,734)

*	Including 100% net loss from non-VIE subsidiaries and VIEs and VIEs’ subsidiaries.

**	Including 100% net loss from VIEs consolidated results, including operation results from VIEs’ subsidiaries.

	For the Year Ended June 30, 2020
	Recon Technology, Ltd. (Cayman Islands	Non-VIE Subsidiaries (Hong Kong and PRC)		VIEs and VIE's subsidiaries (PRC)	Eliminations	Consolidated Total
	(Unaudited)	(Unaudited)		(Unaudited)
Revenues	¥20,079,210	¥-		¥45,681,441	¥-	¥65,760,651
Cost of Revenues	16,063,368	-		30,090,887	-	46,154,255
Gross Profit	4,015,842	-		15,590,554	-	19,606,396
Operating expenses	13,337,810	675,628		25,769,990	-	39,783,428
Loss from operations	(9,321,968)	(675,628)		(10,179,436)	-	(20,177,032)
Other income (expenses), net	(1,298,039)	1,262,799		371,990	-	336,750
Loss from subsidiaries	(8,626,694)*	-		-	8,626,694	-
Loss from VIEs	-	(9,213,865	)**	-	9,213,865	-
Income tax expenses (benefit)	-	-		282,322	-	282,322
Net loss	(19,246,701)	(8,626,694)		(10,089,768)	17,840,559	(20,122,604)
Non-controlling interest	-	-		(875,903)	-	(875,903)
Net loss attributable to Recon Technology, Ltd	¥(19,246,701)	¥(8,626,694	)*	¥(9,213,865)**	¥17,840,559	¥(19,246,701)

*	Including 100% net loss from non-VIE subsidiaries and VIEs and VIEs’ subsidiaries.
**	Including 100% net loss from VIEs consolidated results, including operation results from VIEs’ subsidiaries.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31, 2021
	Recon Technology, Ltd. (Cayman Islands)		Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations	Consolidated Total
	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
Cash	¥287,893,737		¥14,118,422	¥30,851,918	¥-	¥332,864,077
Other current assets	25,824,404		10,852	101,672,724	-	127,507,980
Intercompany receivables	195,310,788		95,828,083	-	(291,138,871)	-
Total current assets	509,028,929		109,957,357	132,524,642	(291,138,871)	460,372,057
Investments in subsidiaries	(55,225,497	)*	-	-	55,225,497	-
Benefits through VIEs and VIE’s subsidiaries	-		(48,060,371)	-	48,060,371	-
Other non-current assets	-		-	47,064,634	-	47,064,634
Total non-current assets	(55,225,497)		(48,060,371)	47,064,634	103,285,868	47,064,634
Total Assets	453,803,432		61,896,986	179,589,276	(187,853,003)	507,436,691
Intercompany payables	-		116,671,268	174,467,603	(291,138,871)	-
Other liabilities and accrued liabilities	47,656,395		451,215	60,739,695	-	108,847,305
Total Liabilities	47,656,395		117,122,483	235,207,298	(291,138,871)	108,847,305
Total Shareholders’ Equity	406,147,037		(55,225,497)	(48,060,371)	103,285,868	406,147,037
Non-controlling interests	-		-	(7,557,651)	-	(7,557,651)
Total Liabilities and Equity	¥453,803,432		¥61,896,986	¥179,589,276	¥(187,853,003)	¥507,436,691

* Equals to net equity of non-VIE subsidiaries of (¥7,165,127) and VIEs and VIEs’ subsidiaries attributable to Shareholders, among which (¥48,060,370) were benefited from VIEs and VIEs’ subsidiaries.

	As of June 30, 2021
	Recon Technology, Ltd. (Cayman Islands)		Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations	Consolidated Total
Cash	¥325,116,815		¥14,588,375	¥4,293,380	¥-	¥343,998,570
Other current assets	52,136,194		11,850	92,358,571	-	144,506,615
Inter-company receivables	148,497,648		94,478,086	-	(242,975,734)	-
Total current assets	525,750,657		109,078,311	96,651,951	(242,975,734)	488,505,185
Investments in subsidiaries	(55,308,418	)*	-	-	55,308,418	-
Benefits through VIEs and VIE’s subsidiaries	-		(48,883,577)	-	48,883,577	-
Other non-current assets	27,931,795		-	50,079,680	-	78,011,475
Total non-current assets	(27,376,623)		(48,883,577)	50,079,680	104,191,995	78,011,475
Total Assets	498,374,034		60,194,734	146,731,631	(138,783,739)	566,516,660
Inter-company payables	-		115,071,261	127,904,473	(242,975,734)	-
Other liabilities and accrued liabilities	203,279,000		431,891	75,290,303	-	279,001,194
Total Liabilities	203,279,000		115,503,152	203,194,776	(242,975,734)	279,001,194
Total Shareholders’ Equity	295,095,034		(55,308,418)*	(48,883,577)	104,191,995	295,095,034
Non-controlling interests	-		-	(7,579,568)	-	(7,579,568)
Total Liabilities and Equity	¥498,374,034		¥60,194,734	¥146,731,631	¥(138,783,739)	¥566,516,660

*	Equals to net equity of non-VIE subsidiaries of (¥6,424,841) and VIEs and VIEs’ subsidiaries attributable to Shareholders, among which (¥48,883,577) were benefited from VIEs and VIEs’ subsidiaries.

	As of June 30, 2020
	Recon Technology, Ltd. (Cayman Islands)		Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations	Consolidated Total
Cash	¥22,238,980		¥1,709,426	¥6,388,098	¥-	¥30,336,504
Other current assets	4,468,507		12,794	94,464,068	-	98,945,369
Intercompany receivables	118,992,714		84,824,984	-	(203,817,698)	-
Total current assets	145,700,201		86,547,204	100,852,166	(203,817,698)	129,281,873
Investments in subsidiaries	(28,148,285	)*	-	-	28,148,285	-
Benefits through VIEs and VIE’s subsidiaries	-		(22,506,597)	-	22,506,597	-
Other non-current assets	-		-	65,132,931	-	65,132,931
Total non-current assets	(28,148,285)		(22,506,597)	65,132,931	50,654,882	65,132,931
Total Assets	117,551,916		64,040,607	165,985,097	(153,162,816)	194,414,804
Intercompany payables	-		91,633,826	112,183,872	(203,817,698)	-
Other liabilities and accrued liabilities	7,522,154		555,066	65,693,296	-	73,770,516
Total Liabilities	7,522,154		92,188,892	177,877,168	(203,817,698)	73,770,516
Total Shareholders’ Equity	110,029,762		(28,148,285)	(22,506,597)	50,654,882	110,029,762
Non-controlling interests	-		-	10,614,526	-	10,614,526
Total Liabilities and Equity	¥117,551,916		¥64,040,607	¥165,985,097	¥(153,162,816)	¥194,414,804

*	Equals to net equity of non-VIE subsidiaries of (¥5,641,658) and VIEs and VIEs’ subsidiaries attributable to Shareholders, among which (¥22,506,597) were benefited from VIEs and VIEs’ subsidiaries.

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31, 2021
	Recon Technology, Ltd. (Cayman Islands)	Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations	Consolidated Total
Net cash used in operating activities	¥(11,667,292)	¥(710,251)	¥(10,662,790)	¥-	¥(23,040,333)
Net cash provided by (used in) investing activities	(19,969,313)	(1,000,000)	832,829	46,913,426	26,776,942
Net cash provided by financing activities	-	1,250,007	36,434,462	(46,913,426)	(9,228,957)
Effect of exchange rate fluctuation on cash and cash equivalents	(5,586,473)	(9,710)	(45,962)	-	(5,642,145)
Net increase (decrease) in cash	(37,223,078)	(469,954)	26,558,539	-	(11,134,493)
Cash and cash equivalents at beginning of year	325,116,815	14,588,376	4,293,379	-	343,998,570
Cash and cash equivalents at end of year	¥287,893,737	¥14,118,422	¥30,851,918	¥-	¥332,864,077

*	Including net cash transferred of ¥1,250,007 from Recon Technology to Non-VIE subsidiaries, ¥45,913,426 transferred from Recon Technology to VIEs and ¥1,000,000 from Non-VIE subsidiaries to VIEs.

	For the Six Months Ended December 31, 2020
	Recon Technology, Ltd. (Cayman Islands)	Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations	Consolidated Total
Net cash used in operating activities	¥(4,032,572)	¥(335,918)	¥(12,328,752)	¥-	¥(16,697,242)
Net cash provided by (used in) investing activities	(10,431,998)	(1,000,000)	1,874,808	11,431,998	1,874,808
Net cash provided by financing activities	52,294,218	3,711,477	11,651,099	(11,431,998)	56,224,796
Effect of exchange rate fluctuation on cash and cash equivalents	(927,258)	(248)	(3,863)	-	(931,369)
Net increase (decrease) in cash	36,902,390	2,375,311	1,193,292	-	40,470,993
Cash and cash equivalents at beginning of year	22,238,980	1,709,425	6,388,099	-	30,336,504
Cash and cash equivalents at end of year	¥59,141,370	¥4,084,736	¥7,581,391	¥-	¥70,807,497

*	Including net cash transferred of ¥3,711,477 from Recon Technology to Non-VIE subsidiaries, ¥10,431,998 transferred from Recon Technology to VIEs and ¥1,000,000 from Non-VIE subsidiaries to VIEs.

	For the Year Ended June 30, 2021
	Recon Technology, Ltd. (Cayman Islands)	Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations		Consolidated Total
Net cash used in operating activities	¥(6,116,629)	¥(855,598)	¥(27,078,241)	¥-		¥(34,050,468)
Net cash provided by (used in) investing activities	(77,843,460)	(9,000,000)	1,799,804	38,505,002	*	(46,538,654)
Net cash provided by financing activities	386,563,775	22,784,335	23,183,715	(38,505,002)		394,026,823
Effect of exchange rate fluctuation on cash and cash equivalents	274,149	(49,784)	-	-		224,365
Net increase (decrease) in cash	302,877,835	12,878,953	(2,094,722)	-		313,662,066
Cash and cash equivalents at beginning of year	22,238,981	1,709,421	6,388,102	-		30,336,504
Cash and cash equivalents at end of year	¥325,116,816	¥14,588,374	¥4,293,380	¥-		¥343,998,570

*	Including net cash transferred of ¥22,784,335 from Recon Technology to Non-VIE subsidiaries, ¥6,720,600 transferred from Recon Technology to VIEs and ¥9,000,000 from Non-VIE subsidiaries to VIEs.

	For the Year Ended June 30, 2020
	Recon Technology, Ltd. (Cayman Islands)	Non-VIE Subsidiaries (Hong Kong and PRC)	VIEs and VIE's subsidiaries (PRC)	Eliminations		Consolidated Total
Net cash used in operating activities	¥(428,461)	¥(496,204)	¥(4,306,011)	¥-		¥(5,230,676)
Net cash used in investing activities	(4,484,382)	(1,890,340)	(3,488,471)	7,754,830	*	(2,108,363)
Net cash provided by financing activities	26,141,051	1,114,382	13,737,818	(7,754,830)		33,238,421
Effect of exchange rate fluctuation on cash and cash equivalents	(97,823)	13,620	-	-		(84,203)
Net increase (decrease) in cash	21,130,385	(1,258,542)	5,943,336	-		25,815,179
Cash and cash equivalents at beginning of year	1,108,595	2,967,967	444,763	-		4,521,325
Cash and cash equivalents at end of year	¥22,238,980	¥1,709,425	¥6,388,099	¥-		¥30,336,504

*	Including net cash transferred of ¥2,494,489 from Recon Technology to Non-VIE subsidiaries, ¥3,370,000 transferred from Recon Technology to VIEs and ¥1,890,340 from Non-VIE subsidiaries to VIEs.

VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability. All VIEs and their subsidiaries with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

The nature of any assets, operations and cash flows that exist or which occur outside of the VIEs are mainly about:

•	The daily operations of us, as the parent company, to maintain the basic functions as a holding entity to realize the control of our subsidiaries and the VIEs to ensure that the overall company’s business objectives are fulfilled. The main resource to finance these activities are cash from securities offerings.
•	There are some businesses or projects which are signed by us, as the parent company, and then subsequently outsourced from us to the VIEs, as practical, particularly overseas projects. Generally, we would bid for projects based in China or from other countries. If we win the bid, we sign the agreement and then assign and outsource the projects to the VIEs such as BHD and Nanjing to implement and complete the project.

Summary information regarding consolidated VIEs is as follows (A revision of previously disclosed Note 26 on page F-40 of 20-F):

	June 30, 2020	June 30, 2021	December 31, 2020	December 31,2021
ASSETS	RMB	RMB	RMB	RMB
Current assets
Cash	¥6,388,098	¥4,293,380	¥7,581,391	¥30,851,918
Notes receivable	4,180,885	6,305,633	7,789,997	14,808,067
Trade accounts receivable, net	44,031,079	24,762,732	31,578,187	41,748,478
Trade accounts receivable- related party, net	3,068,920	-	-	-
Inventories, net	1,985,723	3,644,522	2,117,754	4,958,889
Other receivables, net	6,342,009	5,988,641	10,977,568	8,055,597
Loans to third parties	3,200,377	1,350,000	950,000	180,000
Purchase advances, net	75,195	1,078,137	82,437	537,305
Contract assets, net	31,537,586	48,795,906	45,621,966	31,364,473
Prepaid expenses	42,294	-	-	19,918
Prepaid expenses - related parties	-	433,000	-	-
Total current assets	100,852,166	96,651,951	106,699,300	132,524,645

Property and equipment, net	29,756,879	27,138,768	29,078,178	26,118,829
Construction in progress	-	-		-
Land use right, net	1,280,648	1,253,408	1,267,028	1,239,789
Customer relationship	-	6,650,000	-	6,300,000
Investment in unconsolidated entity	31,541,851	-	31,290,555	-
Long-term other receivables, net	3,640	114,679	-	324,515
Prepayments for construction in progress	-	-	-	-
Goodwill	-	6,996,895	-	6,996,895
Right of use assets	2,549,914	7,925,930	2,070,548	6,084,606
Total Assets	¥165,985,098	¥146,731,631	¥170,405,609	¥179,589,279

Current liabilities
Short-term bank loan	¥9,520,000	15,000,000	¥12,020,000	¥10,000,000
Trade accounts payable	18,903,080	18,182,770	15,455,630	18,341,301
Other payables	1,115,209	2,096,830	7,093,927	1,837,299
Other payable- related parties	3,113,460	1,253,797	529,570	2,434,814
Advance from customers	3,486,033	7,686,276	6,686,592	1,195,862
Accrued payroll and employees' welfare	850,841	1,565,898	546,716	1,278,360
Investment payable	6,400,000	-
Intercompany payables*	112,183,872	127,904,470	119,904,396	174,467,603
Taxes payable	1,108,265	1,249,052	1,382,008	2,338,264
Short-term borrowings	200,000	530,000	215,699	260,000
Short-term borrowings - related parties	10,230,746	12,676,042	12,009,174	9,149,292
Long-term borrowings - related party - current portion	847,346	920,066	882,900	958,916
Operating lease liabilities - current	1,328,976	2,226,832	1,333,113	2,928,987
Total Current Liabilities	169,287,828	191,292,033	178,059,725	225,190,698

Operating lease liabilities - non-current	1,210,088	4,792,101	729,909	3,278,574
Long-term borrowings - related party	7,379,253	6,486,551	6,942,795	6,009,625
Deferred tax liability	-	624,088	187,972	728,403
Total Liabilities	¥177,877,169	¥203,194,773	¥185,920,401	¥235,207,300

CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rules 12-04(a), 5-04(c), and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirements and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary and VIEs exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries and VIEs shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries and VIEs in the form of loans, advances, or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIEs. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries and VIEs” and the respective profit or loss as “Equity in earnings of subsidiaries and VIEs” on the condensed statements of income.

With respect to the inter-company receivable which we transferred proceeds from financing transactions to Recon-BJ and Recon-IN, or our PRC and Hong Kong subsidiaries, respectively, we as the Cayman Islands holding entity, provide capital to our subsidiaries, which in turn lend the proceeds to the VIEs and/or their subsidiaries. We may also choose to directly lend capital to the VIEs instead of indirectly through Recon-BJ and/or Recon-IN. The VIEs and their subsidiaries use such amounts primarily to operate their businesses and for acquisitions and other corporate transactions. To date we have not demanded repayment of such inter-company receivables and do not currently anticipate making such demands in the foreseeable future. We and our subsidiaries, on one hand, and the VIEs and their subsidiaries, on the other hand, have permitted such receivable amounts to accrue and remain outstanding. We anticipate that this relationship will persist, even in the event the VIEs have funds available to pay such receivables. Notwithstanding the foregoing, in the event a given VIE company were to be spun off from our corporate structure, such amounts receivable from that VIE would be required to be repaid. To the extent the VIEs and their subsidiaries repay these proceeds to Recon-BJ, then to Recon-IN and back to us, such decision would likely occur in the event the VIEs see significant revenue generated on major acquisitions or transactions carried out by the VIEs. We are unable to predict the likelihood of such significant transactions occurring. The RMB195,310,788 inter-company receivable as of Dec 31, 2021  reflects proceeds of capital raises by our holding company, which were transferred from us through our subsidiaries and to the VIEs for cash reserves for future major transactions, large capital investments, or overseas projects. We are unaware of any existing PRC laws which specifically address this issue or of any existing PRC laws which would prohibit such transfer from us through our subsidiaries to the VIEs and their subsidiaries. Given the VIEs’ historical operating losses, we anticipate that we will need to continue to fund such operating losses in the future.

Summary information regarding condensed financial information of the Parent Company, Recon Technology, Ltd, is as follows (A revision of previously disclosed Note 29 on page F-45, 46 of 20-F):

	June 30, 2020	Dec 31, 2020	June 30 2021	Dec 31 2021	Dec 31 2021
	RMB	RMB	RMB	RMB	U.S. Dollars
ASSETS
Cash	¥22,238,980	¥59,141,370	¥325,116,815	¥287,893,737	$45,256,221
Due from intercompanies	118,992,714	129,424,716	148,497,648	195,310,788	30,702,398
Other current assets	4,468,507	3,916,682	52,136,194	25,824,404	4,059,537
Total current Assets	145,700,202	192,482,768	525,750,657	509,028,929	80,018,156

Investment in subsidiaries and VIEs	(28,148,286)	(30,905,801)	(55,308,418)	(55,225,497)	(8,681,319)
Investment in unconsolidated entity	-	-	27,931,795	-	-
Other non-current Assets	-	-	-	-	-
Total assets	117,551,916	161,576,967	498,374,034	453,803,432	71,336,837

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable
Other current liabilities	7,522,154	48,080,695	12,643,150	5,416,579	851,474
Total current Liabilities	7,522,154	48,080,695	12,643,150	5,416,579	851,474

Warrant liability	-	-	190,635,850	42,239,816	6,640,000
Total liabilities	7,522,154	-	203,279,000	47,656,395	7,491,474

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, ($0.0925 U.S. dollar par value, 170,000,000 shares authorized; 7,202,832 shares and 26,868,391 shares issued and outstanding as of Dec 31, 2020 and Dec 31, 2021, respectively)*					-
Class A common stock, $0.0925 U.S. dollar par value, 150,000,000 shares authorized; 7,202,832 shares and 26,868,391 shares issued and outstanding as of Dec 31, 2020 and Dec 31 , 2021, respectively	4,577,233	5,312,021	16,340,826	16,524,894	2,597,675
Class B common stock, $0.0925 U.S. dollar par value, 20,000,000 shares authorized; no shares issued and outstanding as of Dec 31, 2020 and Dec 31, 2021, respectively	-	-	-	1,474,543	231,795
Additional paid-in capital	282,505,455	295,104,195	479,490,763	482,163,636	75,794,994
Retained earnings	(179,878,657)	(188,814,309)	(202,711,391)	(91,353,881)	(14,360,616)
Accumulated other comprehensive income	2,825,731	1,894,365	1,974,836	(2,662,155)	(418,485)
Total shareholders’ equity	110,029,762	113,496,272	295,095,034	406,147,037	63,845,363
Total liabilities and shareholders’ equity	¥117,551,916	¥161,576,967	¥498,374,034	¥453,803,432	$71,336,837

	For the Six Months ended Dec 31
	2020	2021	2021
	RMB	RMB	U.S. Dollars
Revenues	¥123,918	¥-	$-
Cost of revenues	99,202	-	-

Gross profit	24,716	-	-

Operating expenses	-	-	-

General and administrative expenses	6,058,542	36,567,864	5,748,383
Provision for credit losses	-	1,916,515	301,272
Loss from operations	(6,033,826)	(38,484,379)	(6,049,655)

Fair value changes of warrants liability	-	147,168,952	23,134,614
Other income (loss)	(148,421)	2,584,170	406,225

EQUITY IN LOSS OF SUBSIDIARIES AND VIES	(2,753,404)	88,767	13,956

NET INCOME (LOSS)	(8,935,651)	111,357,510	17,505,140
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(927,253)	(4,631,145)	(728,005)
Foreign currency translation of the Company	(4,113)	(5,846)	(919)
Foreign currency translation adjustments related to investments in subsidiaries, VIEs and VIEs' subsidiaries	(8,935,651)	111,357,510	17,505,140
COMPREHENSIVE INCOME (LOSS )ATTRIBUTABLE TO THE COMPANY	¥(9,867,017)	¥106,720,519	$16,776,216

	For the Six months ended Dec 31
	2020	2021	2021
	RMB	RMB	U.S. Dollars
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	¥(8,935,651)	¥111,357,510	$17,505,140
Adjustments to reconcile net cash flows from operating activities:
Changes in warrants liabilities	-	(147,168,952)	(23,134,614)
Amortization of offering cost of warrants	-	-	-
Provision for doubtful accounts	-	1,916,515	301,272
Restricted shares issued for management and employees	3,403,513	27,375,871	4,303,423
Loss from investment in unconsolidated entity	-	-15,411	(2,423)
Restricted shares issued for services	-	4,631,063	727,992
Interest expenses related to convertible notes	84,607	-	-
Equity in earning (loss) of subsidiaries and VIEs	2,753,404	(88,767)	(13,954)
Other current assets	551,826	(2,448,550)	(384,906)
Other current liabilities	(1,890,271)	(7,226,571)	(1,136,001)

Net cash used in operating activities	¥(4,032,572)	¥(11,667,292)	$(1,834,071)

Cash flows from financing activities:
Proceeds from warrants issued with common stock	-	-	-
Proceeds from sale of common stock, net of issuance costs	-	-	-
Proceeds from sale of prefunded warrants, net of issuance costs	9,930,015	-	-
Proceeds from stock issuance for warrants exercised	-	-	-
Proceeds from pre-founded warrants received in advance	-	-	-
Proceeds from issuance of convertible notes	42,364,20	-	-
Net cash provided by financing activities	¥52,294,218	¥	$

Cash flows from investing activities:
Repayments from loans to third parties	-	111,796,100	17,574,085
Payments made for loans to third parties	-	(85,851,987)	(13,495,731)
Proceeds from sale of common stock, net of issuance costs	-	-	-
Proceeds from issuance of convertible notes	-	-	-
Due from intercompanies, VIEs and VIEs' subsidiaries	(10,431,998)	(45,913,426)	(7,217,483)
Net cash used in investing activities	¥(10,431,998)	¥(19,969,313)	$(3,139,129)

Effect of exchange rate fluctuation on cash	(927,258)	(5,586,473)	(878,180)

CHANGES IN CASH	36,902,390	(37,223,078)	(5,851,380)

CASH, beginning of year	22,238,980	325,116,815	51,107,601
			-
CASH, end of year	¥59,141,370	¥287,893,737	$45,256,221

Non-cash investing and financing activities
Issuance of common stock in exchange of shares of Starry, net of issuance costs	-	27,675,450	4,350,516
Conversion of convertible notes to 9,225,338 shares of ordinary shares	-
Payable for issuance cost of common stock	-	-	-

Business Overview

General

We believe that one of the most important advancements in China’s petroleum industry has been the automation of significant segments of the exploration and extraction process. The Domestic Companies’ automation products and services allow petroleum mining and extraction companies to reduce their labor requirements and improve the productivity of oilfields. The Domestic Companies’ solutions allow customers to locate productive oilfields more easily and accurately, improve control over the extraction process, increase oil yield efficiency in tertiary stage oil recovery, and improve the transportation of crude oil.

For the most recent few years, the Domestic Companies’ capacity to provide integrated services has been a significant factor for long-term development. We treat simulation measures around fracturing as the Domestic Companies’ entry point for our integrated service model. To date, we have formed new business modules through R&D, investment in service-team building and developed an integrated services solution for stimulation.

Market Background

China is the world’s second-largest consumer of petroleum products, largest importer of petroleum and fourth-largest producer of petroleum. In the last twenty years, China’s demand for oil has more than tripled, while its production of oil has only modestly increased. China became a net importer of petroleum in 1983, and, since then, oil production in China has been focused on meeting the country’s domestic oil consumption requirements. The oil industry in China is dominated by three state-owned holding companies: China National Petroleum Corporation (“CNPC”), China Petroleum and Chemical Corporation (“Sinopec”) and China National Offshore Oil Corporation (“CNOOC”). Foreign companies have also been deeply involved in China’s petroleum industry; however, according to Chinese law, China’s national oil companies still take a majority (or minority) stake in any commercial discovery. As a result, the number of major foreign companies involved in the industry is relatively limited in domestic China.

In the past, China’s petroleum companies mined for petroleum by leveraging the country’s abundance of inexpensive labor, rather than focusing on developing new technologies. For example, a typical, traditional oilfield with an annual capacity of 1,000,000 tons would require between 10,000 and 20,000 laborers. By contrast, when Baker CAC automated oil production products were employed in the mid-1990s to explore and automate Cainan Oilfield, a desert oilfield in Xinjiang, annual capacity for the field reached 1,500,000 tons, with only 400 employees needed to manage the oilfield. After the introduction of Baker CAC’s products into China’s petroleum industry, Chinese companies have also sought to provide automation solutions.

In the primary oil recovery stage, oil pressure in an oil reservoir may be high enough to force oil to the surface. Approximately 20% of oil may be harvested at this stage. The secondary oil recovery stage accounts for another 5% to 15% of oil recovery and involves such efforts as pumps to extract petroleum and the injection of water, natural gas, carbon dioxide or other gasses into the oil reservoir to force oil to the surface. Most oilfields in China have now entered into the tertiary stage of oil recovery, at which oil extraction becomes increasingly difficult and inefficient. Tertiary recovery generally focuses on decreasing oil viscosity to make extraction easier and accounts for between 5% and 15% of oil recovery. Our Domestic Companies’ efforts in tertiary recovery focus on reducing water content in crude oil in order to make extraction more efficient and to improve the overall production of wells through advanced technologies and effective managing tools and approaches.

For recent years, the oil industry is experiencing digital transformation. We believe oil companies will continue to increase their usages of intelligent solutions to improve the operation efficiency. Many oil companies have been raising the digitalization to a strategic level and take it as the core portion of the corporate strategy to optimize business execution and operational efficiency. Besides, we have also seen the trend of digitalization and intelligence in downstream of the oil and gas industry, especially in the management and operation of gas stations in China. The Domestic Companies have been devoting resources and participating in testing projects with their clients to develop leading solutions. We will continue to enhance the Domestic Companies’ competitive strength through up-gradation with big data and intelligent analysis.

Products and Services

The Domestic Companies have historically provided products and services mainly to oil and gas field companies, which focus on the development and production of oil and natural gas. The products and services described below correlate to the numbered stages of the oilfield production system graphical expression shown below.

The following list shows the Domestic Companies’ products and services. The first three items are covered by the (1) automation product and software segment and (2) equipment and accessories segment. The last item is covered by the oilfield environmental protection segment.

Equipment for Oil and Gas Production and Transportation

•

High-Efficiency Heating Furnaces (as shown above by process “3”). Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oilfield furnace that is advanced, highly automated, reliable, easily operable, safe and highly heat-efficient (90% efficiency).

•	Burner (as shown above by process “5”). The burner BHD provides has the following characteristics: high degree of automation; energy conservation; high turn-down ratio; high security and environmental safety.

Oil and Gas Production Improvement Techniques

•

Packers of Fracturing. This utility model is used concertedly with the security joint, hydraulic anchor, and slide bushing of sand spray in the well. It is used for easy seat sealing and sand-uptake prevention. The utility model reduces desilting volume and prevents sand uptake which makes the deblocking processes easier to realize. The back flushing is sand-stick proof.

•

Production Packer. According to different withdraw points, the production packer separates different oil layers, and protects the oil pipe from sand and permeability, so as to promote the recovery ratio.

•

Sand Prevention in Oil and Water Well. This technique processes additives that are resistant to elevated temperatures into “resin sand” which is transported to the bottom of the well via carrying fluid. The “resin sand” goes through the borehole, piling up and compacting at the borehole and oil vacancy layer. An artificial borehole wall is then formed, functioning as a means of sand prevention. This sand prevention technique has been adapted to more than 100 wells, including heavy oil wells, light oil wells, water wells and gas wells, with a 100% success rate and a 98% effective rate.

•	Water Locating and Plugging Technique. High water cut affects the normal production of oilfields. Previously, there was no sophisticated method for water locating and tubular column plugging in China. The mechanical water locating and tubular column plugging technique we have developed resolves the problem of high water cut wells. This technique conducts a self-sealing-test during multi-stage usage and is reliable to separate different production sets effectively. The water location switch forms a complete process by which the water locating and plugging can be finished in one trip. Tubular columns are adaptable to several oil drilling methods and are available for water locating and plugging in second and third class layers.

•

Fracture Acidizing. BHD’s technique injects acid to layers under pressure which can form or expand fissures. The treatment process of the acid is defined as fracture acidizing. The technique is mainly adapted to oil and gas wells that are blocked up relatively deeply, or the ones in the low permeable zones.

•	Electronic Broken-down Service. This service resolves block-up and freezing problems by generating heat from the electric resistivity of the drive pipe and utilizing a loop tank composed of an oil pipe and a drive pipe. This technique saves energy and is environmentally friendly. It can increase the production of oilfields that are in the middle and later periods.

Automation System and Service

•	Pumping Unit Controller. Refers to process “1” above. Functions as a monitor to the pumping unit, and also collects data for load, pressure, voltage, startup and shutdown control.
•	RTU Used to Monitor Natural Gas Wells. Collects gas well pressure data.
•

Wireless Dynamometer and Wireless Pressure Gauge. Refers to process “1” above. These products replace wired technology with cordless displacement sensor technology. They are easy to install and significantly reduce the working load associated with cable laying.

•

Electric Multi-Way Valve for Oilfield Metering Station Flow Control. Refers to process “2” above. This multi-way valve is used before the test separator to replace the existing three valve manifolds. It facilitates the electronic control of the connection of the oil lead pipeline with the separator.

•	Natural Gas Flow Computer System. Flow computer system used in natural gas stations and gas distribution stations to measure flow.
•	Recon SCADA Oilfield Monitor and Data Acquisition System. Recon SCADA is a system which applies to the oil well, measurement station, and the union station for supervision and data collection.
•	EPC Service of Pipeline SCADA System. A service technique for pipeline monitoring and data acquisition after crude oil transmission.
•	EPC Service of Oil and Gas Wells SCADA System. A service technique for monitoring and data acquisition of oil wells and natural gas wells.
•	EPC Service of Oilfield Video Surveillance and Control System. A video surveillance technique for controlling the oil and gas wellhead area and the measurement station area.
•	Technique Service for “Digital Oilfield” Transformation. Includes engineering technique services such as oil and gas SCADA system, video surveillance and control system and communication systems.

Beginning in 2017, the Domestic Companies began to provide automation services to other companies in the broader energy industry in China and also to provide the following products and services beyond the oilfield production process:

Waste Water and Oil Treatment Products and Services

•	Oilfield sewage treatment. It is for oilfield waste water treatment solutions, related chemicals and onsite services customized to clients’ requirement. The Domestic Companies have also developed proprietary equipment and aim to manufacture in the future.

•	Oily sludge disposal (planned). This planned business line will provide engineering services of oily sludge disposal in Gan Su province.

Intelligent marketing system and digitalization solution for gas stations

•	Gas Station operation and management solution. This business provides new technical applications and data operations solutions and related services to gas stations of oil companies. It can also help gas stations export API ports to external parties for cooperation.

10

ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Shareholders of an aggregate of 8,814,102 Warrant Shares issuable upon the exercise of the Warrants. All of the Warrant Shares, when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell the Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Ordinary Shares underlying Warrants Offered by the Selling Shareholders:	8,814,102 Ordinary Shares.

Ordinary Shares Outstanding at September 30, 2021:	26,997,063 (1)

Use of Proceeds:	While we will not receive any proceeds from the sale of the Warrant Shares offered by this prospectus by the Selling Shareholders, we may receive cash proceeds of up to $54,999,996.48 from the cash exercise of the Warrants, as each of the Warrants has an exercise price of $6.24 per share and such Warrants are exercisable into an aggregate of 8,814,102 Ordinary Shares.

Risk Factors:	An investment in the Ordinary Shares offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 12 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Symbol:	RCON

(1)

The number of Ordinary Shares outstanding prior to and that will be outstanding after this offering excludes as of such date, the following:

(i) 1,470,000 Ordinary Shares issuable to the investors upon exercise of the Pre-Funded Warrants offered in this offering; and

(ii) 366,256 Ordinary Shares issuable upon the exercise of outstanding options and vesting of restricted shares under the Company’s incentive plan.

(iii) 128,672 Ordinary Shares were issued under the Company’s incentive plan on September 3, 2021.

11

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Ordinary Shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

You should also carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on November 15, 2021, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

12

RISKS RELATED TO DOING BUSINESS IN CHINA

The recent state government interference into business activities on U.S. listed Chinese companies may negatively impact our existing and future operations in China.

Recently, the Chinese government announced that it would step up supervision of Chinese firms listed offshore. Under the new measures, China will improve regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading, China will also check sources of funding for securities investment and control leverage ratios. The Cyberspace Administration of China (“CAC”) has also opened a cybersecurity probe into several U.S.-listed tech giants focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer data. If we are subject to such a probe or if we are required to comply with stepped-up supervisory requirements, valuable time from our management and money may be expended in complying and/or responding to the probe and requirements, thus diverting valuable resources and attention away from our operations. This may, in turn, negatively impact our operations.

Because of the VIEs and their subsidiaries in China and given the Chinese government’s significant oversight and discretion over the conduct of our business operations there, the Chinese government may seek to affect our operations, including our ability to offer securities to investors, list our securities on a U.S. or other foreign exchange, conduct our business or accept foreign investment. The Chinese government may intervene or influence the Company’s current and future operations in China at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers likes ourselves.

If any or all of the foregoing were to occur, this could lead to a material change in the Company’s operations and/or the value of our ordinary shares and/or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Government actions in the future could significantly affect economic conditions in China or particular regions thereof and could require us to materially change our operating activities or divest ourselves of any interests we hold in Chinese assets. Our business may be subject to various government and regulatory interference in the provinces in which we operate. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Our shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Such a lack of inspection could cause trading in our securities to be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist our securities. The delisting of our shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

Our current auditor, Friedman LLP, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the applicable professional standards. We are not aware of any reasons to believe or conclude that Friedman LLP would not permit an inspection by PCAOB or that it may not be subject to such inspection. However, given the recent developments, we cannot assure you whether NASDAQ or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event that there is a lack of inspection or if Friedman LLP is unable to permit an inspection by the PCAOB, however unlikely, our shares would be prohibited under the HFCA Act which may lead a securities exchange to determine to delist our shares. Such potential delisting would substantially impair your ability to sell or purchase our shares when you wish to do so, and such risk and uncertainty associated with a potential delisting due to a lack of inspection would have a negative impact on the price of our shares.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022. The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report.

On June 22, 2021, the U.S. Senate passed a bill titled as the Accelerating Holding Foreign Companies Accountable Act, or AHFCA Act which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two.

Further, the PCAOB adopted a final rule on September 22, 2021 implementing the HFCA Act. Such final rule, however, remains subject to the SEC’s approval and it remains when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations and or PCAOB’s rule will be adopted.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The PCAOB adopted a final rule on September 22, 2021 implementing the HFCA Act. Such final rule, however, remains subject to the SEC’s approval and it remains when the SEC will complete its rulemaking and when such rules will become effective.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions.

The implications of this possible regulation in addition to the requirements of the HFCA Act and possibly, the AHFCA Act, if enacted, are uncertain. The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our Ordinary Shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Such uncertainty could cause the market price of our shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act or the AHFCA Act. If our shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our shares.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our future business and operations.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies.

The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our future business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our future business and operating results.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with any future offering, we may be subjected to the U.S. Foreign Corrupt Practices Act (“FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We may also be subjected to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. Going forward we may have operations, agreements with third parties, and make sales in China, which may experience corruption. Our future activities in China may create the risk of unauthorized payments or offers of payments by one of the employees of our Company, because sometimes these employees are out of our control. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

The PRC government may issue further restrictive measures in the future.

We cannot assure you that the PRC’s government will not issue further restrictive measures in the future. The PRC government’s restrictive regulations and measures could increase our existing and future operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our existing and future business operations, which could further adversely affect our business and prospects.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. Recon cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Prior court decisions are encouraged to be used for reference but it remains unclear to what extent the prior court decisions may impact the current court ruling as the encouragement policy is new and there is limited judicial practice in this regard. Since a large number of laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of its contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

We are also subject to the legal and operational risks associated with being based in and having substantially all operations in China. These risks may result in material changes in operations, or a complete hindrance of Recon’s ability to offer or continue to offer its securities to investors, and could cause the value of Recon’s securities to significantly decline or become worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 28, 2021, Cybersecurity Review Measures (2021 version) was issued, which became effective on February 15, 2022. As of the date of this prospectus, the above regulations have not impacted our ability to conduct the business, accept foreign investments, or list on a U.S. or other foreign exchange; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our overall business and financial outlook.

We may be subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

We may be subject relating various risks and costs associated with to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. This data is wide ranging and relates to our investors, employees, contractors and other counterparties and third parties. The relevant PRC laws apply not only to third-party transactions, but also to transfers of information between us, the Domestic Companies, our subsidiaries and other parties with which we have commercial relations.

The PRC regulatory and enforcement regime with regard to privacy and data security is evolving. The PRC Cybersecurity Law which was promulgated on November 7, 2016 and became effective on June 1, 2017 provides that personal information and important data collected and generated by operators of critical information infrastructure in the course of their operations in the PRC should be stored in the PRC, and the law imposes heightened regulation and additional security obligations on operators of critical information infrastructure. According to the Cybersecurity Review Measures promulgated by the Cyberspace Administration of China and certain other PRC regulatory authorities in April 2020, which became effective in June 2020, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. If we provide or are deemed to provide such network products and services to critical information infrastructure operators, or we are deemed to be a critical information infrastructure operator, we would be required to follow cybersecurity review procedures. There can be no assurance that we would be able to complete the applicable cybersecurity review procedures in a timely manner, or at all, if we are required to follow such procedures. Any failure or delay in the completion of the cybersecurity review procedures may prevent us from using or providing certain network products and services, and may result in fines of up to ten times the purchase price of such network products and services being imposed upon us, if we are to be deemed a critical information infrastructure operator using network products or services without having completed the required cybersecurity review procedures. The PRC government is increasingly focused on data security, recently launching cybersecurity review against a number of mobile apps operated by several US-listed Chinese companies and prohibiting these apps from registering new users during the review period.

On June 10, 2021, the Standing Committee of the National People’s Congress of China promulgated the Data Security Law which shall take effect in September 1, 2021. The Data Security Law provides for data security and privacy obligations of entities and individuals carrying out data activities, prohibits entities and individuals in China from providing any foreign judicial or law enforcement authority with any data stored in China without approval from the competent PRC authority, and sets forth the legal liabilities of entities and individuals found to be in violation of their data protection obligations, including rectification order, warning, fines of up to RMB10 million, suspension of relevant business, and revocation of business permits or licenses.

On August 20, 2021, the Standing Committee of the National People’s Congress adopted the Personal Information Security Law, which shall come into force as of November 1, 2021. The Personal Information Protection Law includes the basic rules for personal information processing, the rules for cross-border provision of personal information, the rights of individuals in personal information processing activities, the obligations of personal information processors, and the legal responsibilities for illegal collection, processing, and use of personal information.

In addition, on July 10, 2021, the Cyberspace Administration of China issued the Measures for Cybersecurity Review (Revision Draft for Comments) for public comments, which proposes to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess personal data of more than one million users. The PRC National Security Law covers various types of national security, including technology security and information security.

We do not collect, process or use personal information of entities or individuals other than what is necessary for our business and do not disseminate such information. We do not operate mobile apps and we do not possess information on more than a million entities/individuals. Although we believe we currently are not required to obtain clearance from the Cyberspace Administration of China under the Measures for Cybersecurity Review (Revision Draft for Comments) or the Opinions on Strictly Cracking Down on Illegal Securities Activities, we face uncertainties as to the interpretation or implementation of such regulations or rules, and if required, whether such clearance can be timely obtained, or at all.

Compliance with the PRC Cybersecurity Law, the PRC National Security Law, the Data Security Law, the Personal Information Protection Law, the Cybersecurity Review Measures, as well as additional laws and regulations that PRC regulatory bodies may enact in the future, including data security and personal information protection laws, may result in additional expenses to us and subject us to negative publicity, which could harm our reputation among users and negatively affect the trading price of our shares in the future. There are also uncertainties with respect to how the PRC Cybersecurity Law, the PRC National Security Law and the Data Security Law will be implemented and interpreted in practice. PRC regulators, including the Ministry of Public Security, the MIIT, the SAMR and the Cyberspace Administration of China, have been increasingly focused on regulation in the areas of data security and data protection, including for mobile apps, and are enhancing the protection of privacy and data security by rule-making and enforcement actions at central and local levels. We expect that these areas will receive greater and continued attention and scrutiny from regulators and the public going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, we could become subject to penalties, including fines, suspension of business, prohibition against new user registration (even for a short period of time) and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator, such as the Department of Justice, the SEC, the PCAOB and other authorities, to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Some of our business operations are conducted in Hong Kong and the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in China, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as value-added telecommunication laws and regulations, privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, environmental laws, consumer protection laws, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in China. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;
●	mandatory changes to our network and products;
●	disgorgement of profits, fines, and damages;
●	civil and criminal penalties or injunctions;
●	claims for damages by our customers or channel partners;
●	termination of contracts;
●	loss of intellectual property rights;
●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings
●	necessary to conduct our operations; and
●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any similar reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations.

Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

The recent joint statement by the SEC, proposed rule changes submitted by NASDAQ, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our future offerings, business operations share price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act.

On May 21, 2021, NASDAQ filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on NASDAQ Capital Market, and only permit them to list on NASDAQ Global Select or NASDAQ Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As a result of these scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our future offerings, business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our shares.

NASDAQ may apply additional and more stringent criteria for our continued listing.

NASDAQ Listing Rule 5101 provides NASDAQ with broad discretionary authority over the continued listing of securities in NASDAQ and NASDAQ may use such discretion to deny apply additional or more stringent criteria for the continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes continued listing of the securities on NASDAQ inadvisable or unwarranted in the opinion of NASDAQ, even though the securities meet all enumerated criteria for continued listing on NASDAQ. In addition, NASDAQ has used its discretion to deny continued listing or to apply additional and more stringent criteria in the instances, including but not limited to where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit. For the aforementioned concerns, we may be subject to the additional and more stringent criteria of NASDAQ for our continued listing.

RISKS RELATED TO OUR CORPORATE STRUCTURE

We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership in providing operational control.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our Wholly Foreign Owned Enterprise (“WFOE”) and the VIEs and their subsidiaries in China providing certain technical and consultation services. A WFOE is a limited liability company based in the People’s Republic of China but wholly owned by foreign investors. In our instance, Recon Hengda Technology (Beijing) Co., Ltd (“Recon-BJ”) is a WFOE wholly owned by Recon Investment Ltd. (“Recon-IN”), a Hong Kong limited company, which in turn is wholly owned by us. We consolidate the financial results of BHD and Nanjing Recon into our financial statements based on the VIE agreements entered into on April 1, 2019. Most, if not all, of our revenue derives from operations of the VIEs and their subsidiaries. Our Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of the VIEs or our PRC subsidiary. These Contractual Arrangements may not be as effective in providing us with control over the VIEs as direct ownership. For example, the VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. In addition, these agreements have not been tested in a court of law.

If we had direct ownership of then VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current Contractual Arrangements, we rely on the performance by the VIEs and their shareholders of their obligations under the contracts to exercise control over the VIEs. The shareholders of the VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the Contractual Arrangements with the VIEs. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “Risk Factor—The shareholder of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition” Therefore, our Contractual Arrangements with the VIEs may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

We conduct our business through BHD, Nanjing Recon, FGS and their respective subsidiaries by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including the laws, rules and regulations governing the validity and enforcement of the Contractual Arrangements between the Wholly Foreign Owned Enterprise (“WFOE”). A WFOE is a limited liability company based in the People’s Republic of China but wholly owned by foreign investors. In our instance, Recon Hengda Technology (Beijing) Co., Ltd (“Recon-BJ”) is a WFOE wholly owned by Recon Investment Ltd. (“Recon-IN”), a Hong Kong limited company, which in turn is wholly owned by us. Recon-BJ and Nanjing Recon, BHD and their respective subsidiaries. We have been advised by our PRC counsel, JingTian & GongCheng LLP, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and Contractual Arrangements with the Recon-BJ, Nanjing Recon, BHD and their respective subsidiaries) will not result in any violation of PRC laws or regulations currently in effect; and (ii) the Contractual Arrangements among the Recon-BJ and Nanjing Recon, BHD and their respective subsidiaries governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel. Therefore, the Contractual Arrangements may be determined by PRC authorities to be inconsistent with the laws and regulations of the PRC, including those related to foreign investment in certain industries. Therefore, the relevant Chinese regulatory authorities could disallow this structure and hinder our ability to exert contractual control over the Domestic Companies, which would likely result in a material change in operations and/or value of the Company’s ordinary shares, including that it could cause the value of such securities to significantly decline or become worthless.

If any of the Domestic Companies or their ownership structure or the Contractual Arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC entities fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses;
•	discontinuing or restricting the operations;
•	imposing conditions or requirements with which the PRC entities may not be able to comply;
•	requiring us and our PRC entities to restructure the relevant ownership structure or operations, including termination of the contractual agreements with the VIE and deregistering the equity pledge of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control the VIE;
•	restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business; or
•	imposing fines or confiscating the income from our PRC subsidiaries or the VIE.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

The shareholders of the VIEs may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of the VIEs may have actual or potential conflicts of interest with us. The shareholders may refuse to sign or breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIEs, which would have a material and adverse effect on our ability to effectively control the VIEs and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with the VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise the shareholder will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between the shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and the shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

RISKS RELATED TO THIS OFFERING

Future sales of our Ordinary Shares may cause the prevailing market price of our shares to decrease.

The issuance and sale of additional Ordinary Shares or securities convertible into or exercisable for Ordinary Shares could reduce the prevailing market price for our Ordinary Shares as well as make future sales of equity securities by us less attractive or not feasible. The sale of Ordinary Shares issued upon the exercise of our outstanding options could further dilute the holdings of our then existing shareholders.

There has been and may continue to be significant volatility in the volume and price of our Ordinary Shares on the Nasdaq Capital Market.

The market price of our Ordinary Shares has been and may continue to be highly volatile. Factors, including changes in the Chinese petroleum and energy industry, changes in the Chinese economy, potential infringement of our intellectual property, competition, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

We have not paid and do not intend to pay dividends on our Ordinary Shares. Investors in this offering may never obtain a return on their investment.

We have not paid dividends on our ordinary since inception, and do not intend to pay any dividends on our Ordinary Shares in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your Ordinary Shares after price appreciation, which may never occur, in order to realize a return on your investment.

The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors of China (the “M&A Rules”) requires an overseas special purpose vehicle that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, that the CSRC approval is not required in the context of this offering because (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and (2) we established our PRC subsidiaries, by means of direct investment rather than by merger with or acquisition of PRC domestic companies. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies, which may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, reputation, financial condition, results of operations, prospects, as well as the trading price of the common shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the common shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the common shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, the CAC issued the Measures of Cybersecurity Review (Revised Draft for Comments) on July 10, 2021, which requires certain operators who wish to list abroad to file a cybersecurity review with the Office of Cybersecurity Review, such as operators with personal information of more than one million users. The Cybersecurity Administration of China issued the New Measures for Cybersecurity Review (“New Measures”) on January 4, 2022. The New Measures amends the Measures for Cybersecurity Review (Draft Revision for Comments) released on July 10, 2021. The New Measures came into effect on February 15, 2022. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. We have not obtained the approval from either the CSRC or the Office of Cybersecurity Review for this offering, and as advised by our PRC counsel, we do not believe that such approval is necessary under these circumstances or for the time being. We cannot assure you, however, that the regulators will not take a contrary view or will not subsequently require us to undergo the approval procedures and subject us to penalties for non-compliance. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

RISKS RELATED TO THE CURRENT PANDEMIC

Public health epidemics or outbreaks such as COVID-19 could adversely impact our business.

Our business, financial condition and results of operations may be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt our operations. In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. The COVID-19 outbreak and spread has caused lockdowns, quarantines, travel restrictions, and closures of businesses and schools.

In January 2020, the World Health Organization declared the COVID-19 outbreak a global health emergency as the coronavirus outbreak continued to spread beyond China. In compliance with the government health emergency rules in place, the Domestic Companies temporarily closed their offices in various provinces in China and ceased production operations since Chinese New Year. They gradually resumed operation and production since February 10, 2020. During February and March 2020, project performance was delayed due to compliance with government controls. Although this did not reduce the demand for services, it did result in a delay in the timeline for project performance.

In addition, COVID-19 caused severe disruptions in transportation, limited access to the Domestic Companies’ facilities and limited support from workforce employed in their operations, and as a result, they may experience the delays in provision of services to customers. The extent to which the coronavirus impacts our results for fiscal year 2021 will depend on certain future developments, including the duration and spread of the outbreak, emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus, all of which is uncertain at this point.

13

REGISTERED DIRECT OFFERING AND CONCURRENT PRIVATE PLACEMENT

On June 16, 2021, we closed (i) a registered direct offering, of an aggregate of 6,014,102 Ordinary Shares and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 2,800,000 Ordinary Shares in lieu of the Ordinary Shares and (ii) a concurrent private placement of Warrants, with a term of 5.5 years, which are exercisable for an aggregate of up to 8,814,102 Ordinary Shares at an exercise price of $6.24 per share, subject to customary adjustments thereunder, for gross proceeds of approximately $5.8 million, before deducting underwriting discounts and commissions and estimated offering expenses. The Pre-Funded Warrants are exercisable beginning on June 16, 2021 at an exercise price of $0.01 per share. The net proceeds from this offering are being used for working capital and general corporate purposes. This offering was conducted pursuant to securities purchase agreement (the “SPA”), dated June 14, 2021, by and between us and each of the Selling Shareholders, as well as a placement agency agreement, dated June 14, 2021, between us and Maxim Group LLC, the placement agent for such offering.

The Ordinary Shares and the Ordinary Shares underlying the Pre-Funded Warrants issued to the Selling Shareholders pursuant to this offering were registered under the Securities Act pursuant to a prospectus supplement to our currently effective registration statement on Form F-3 (File No. 333-234660), which was initially filed with the SEC on November 13, 2019 and was declared effective on November 26, 2019, and the registration statement on Form F-3MEF (File No. 333-257059) (collectively, the “Shelf Registration Statement”). We filed the prospectus supplement to the Shelf Registration Statement for the registered direct offering with the SEC on June 15, 2021. Pursuant to the SPA, the Warrants were issued to the Selling Shareholders in a concurrent private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

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SELLING SHAREHOLDERS

The Warrant Shares being offered by the Selling Shareholders are those issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “Registered Direct Offering and Concurrent Private Placement” on page 14 of this prospectus. We are registering the Warrant Shares issuable upon exercise of the Warrants in order to permit the Selling Shareholders to offer such shares for resale from time to time. Except for the ownership of the Warrants, the transactions contemplated pursuant to the SPA, and as disclosed in this section under “Material Relationships with Selling Shareholders”, none of the Selling Shareholders have had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the Ordinary Shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholders’ beneficial ownership after completion of this offering. The registration of the Warrant Shares issuable to the Selling Shareholders upon the exercise of the Warrants does not necessarily mean that the Selling Shareholders will sell all or any of such shares, but the number of Ordinary Shares and percentages set forth in the final two columns below assume that all Warrant Shares being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Shareholders as of September 30, 2021, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of Ordinary Shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, Ordinary Shares subject to warrants held by that Selling Shareholder that are exercisable for Ordinary Shares within 60 days after September 30, 2021, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

This prospectus covers the resale of up to an aggregate of 8,814,102 Warrant Shares that may be sold or otherwise disposed of by the Selling Shareholders. Such shares are issuable to the Selling Shareholders upon the exercise of the Warrants. The Warrants are immediately exercisable at an initial exercise price of $6.24 per share on the date of their issuance and expire five and a half (5.5) years from the date on which they became exercisable. See “Registered Direct Offering and Concurrent Private Placement” in this prospectus for further details relating to the Warrant Shares and the Warrants.

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	Number of Ordinary Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus(2)	Number of Ordinary Shares Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Sabby Volatility Warrant Master Fund, Ltd.(4)	6,338,206	(4)	4,000,000	1,828,473	4.99%
Intracoastal Capital, LLC(5)	550,000	(5)	550,000	0	0
Alto Opportunity Master Fund SPC – Segregated Master Portfolio B(6)	475,000	(6)	475,000	0	0
L1 Capital Global Opportunities Master Fund(7)	320,000	(7)	320,000	0	0
Tiger Trout Capital Puerto Rico LLC(8)	313,333	(8)	313,333	0	0
Empery Asset Master, Ltd.(9)	312,751	(9)	312,751	0	0
Empery Tax Efficient, LP(10)	84,171	(10)	84,171	0	0
Empery Tax Efficient III, LP(11)	83,847	(11)	83,847	0	0
Hudson Bay Master Fund Ltd.(12)	475,000	(12)	475,000	0	0
Armistice Capital Muster Fund Ltd.(13)	2,200,000	(13)	2,200,000	0	0
TOTAL	11,152,308		8,814,102	1,828,473	4.99%

(1)

All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding (each such limitation, a “Beneficial Ownership Limitation”). However, for purposes of determining beneficial ownership prior to the offering, we have included all Warrant Shares and shares underlying any other warrants. As a result, the number of Ordinary Shares reflected in this column as beneficially owned by each Selling Shareholder includes (a) any outstanding Ordinary Shares held by such Selling Shareholder, and (b) if any, the number of Ordinary Shares subject to the Warrants exercisable for the Warrant Shares offered hereby and any other warrants that may be held by such Selling Shareholder, in each case which such Selling Shareholder has the right to acquire as of July 6, 2021 or within 60 days thereafter.

(2)	Represents the total number of Warrant Shares owned by each of the Selling Shareholders, assuming full exercise of the Warrants offered hereby.
(3)

The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 35,682,493 Ordinary Shares outstanding on July 6, 2021, which includes 26,868,391 Ordinary Shares outstanding as of such date and assumes full exercise of the Warrants that are exercisable for the 8,814,102 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Shareholders after this offering.

(4)	Consists of (i) Warrants to purchase up to 4,000,000 Ordinary Shares, (ii) Pre-Funded Warrants to purchase up to 1,470,000 Ordinary Shares, and (iii) 868,206 Ordinary Shares. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd., and Hal Mintz, manager of Sabby Management, LLC, may be deemed to share voting and dispositive power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The principal business address of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

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(5)

Consists of Warrants to purchase up to 550,000 Ordinary Shares. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address for Intracoastal Capital, LLC is 245 Palm Trail, Delray Beach, FL 33483.

(6)

Consists of Warrants to purchase up to 475,000 Ordinary Shares. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund SPC – Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(7)

Consists of Warrants to purchase up to 320,000 Ordinary Shares. The address for L1 Capital Global Opportunities Master Fund (“L1”) is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands, and its control person is David Feldman.

(8)	Consists of Warrants to purchase up to 313,333 Ordinary Shares. The address for Tiger Trout Capital Puerto Rico LLC is 1357 Ashford Avenue, San Juan PR, 00907 and its control person is Alan Masley.
(9)

Consists of Warrants to purchase up to 312,751 Ordinary Shares. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd. (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of EAM is c/o Empery Asset Management LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(10)

Consists of Warrants to purchase up to 84,171 Ordinary Shares. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of ETE is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(11)

Consists of Warrants to purchase up to 83,847 Ordinary Shares. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of ETE III is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(12)

Consists of Warrants to purchase up to 475,000 Ordinary Shares. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd. (“Hudson Bay”), has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is 777 Third Avenue, 30th Floor, New York, N.Y. 10017.

(13)	Consists of Warrants to purchase up to 2,200,000 Ordinary Shares. Armistice Capital, LLC (“Armistice Capital”) is the investment manager of Capital Master Fund Ltd. Steven Boyd is the managing member of Armistice Capital. The address of Armistice Capital Master Fund Ltd is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

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Material Relationships with Selling Shareholders

In addition to the transactions described above in “Registered Direct Offerings and Concurrent Private Placement,” we have had the following material relationships with the Selling Shareholders in the last three (3) years:

On May 21, 2020, the Company and each of L1, Hudson Bay, Intracoastal and another institutional investor entered into certain securities purchase agreement, pursuant to which the Company agreed to sell to those selling shareholders an aggregate of 911,112 Ordinary Shares in a registered direct offering and warrants (the “Original Warrants”) to purchase up to 911,112 Ordinary Shares in a concurrent private placement, for gross proceeds of approximately $2.1 million (the “May Offering”). The May Offering closed on May 26, 2020, upon the satisfaction of all closing conditions.

On June 26, 2020, the Company and each of L1, Hudson Bay, Intracoastal and another institutional investor entered into certain securities purchase agreement, pursuant to which the Company agreed to sell to those selling shareholders an aggregate of 1,680,000 Ordinary Shares per share in a registered direct offering, amended warrants (the “Amended Warrants”) to purchase up to 911,112 Ordinary Shares and new warrants to purchase up to 1,680,000 Ordinary Shares in a concurrent private placement, for gross proceeds of $2.1 million (the “June Offering”). The Amended Warrants superseded and replaced in its entirety the Original Warrants issued on May 26, 2020. The June Offering closed on June 30, 2020, upon the satisfaction of all closing conditions.

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USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of Warrant Shares under this prospectus. We will not receive any proceeds from these sales. To the extent that we receive proceeds from the exercise of the Warrants, we will use those proceeds to pay for the expenses of this offering and for working capital and other general corporate purposes. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Warrant Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Warrant Shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

See “Plan of Distribution” elsewhere in this prospectus for more information.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Kaufman & Canoles, P.C., Richmond, Virginia is acting as counsel to our company regarding U.S. securities law matters. The validity of the securities being offered herein is being passed upon for us by Campbells LLP, Grand Cayman, Cayman Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the years ended June 30, 2021 and 2020 have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FINANCIAL INFORMATION

The financial statements for the year ended June 30, 2021 and 2020 are included in our Annual Report on Form 20-F, which are incorporated by reference into this prospectus. The financial statements for the six months ended December 31, 2021 and 2020 are included in our Report on Form 6-K, which are incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2021, filed with the SEC on November 15, 2021; and the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2020, filed with the SEC on October 9, 2020 and amended on April 5, 2021;

(2)	the Company’s Current Reports on Form 6-K, filed with the SEC on November 27, 2020, February 8, 2021, March 9, 2021, March 15, 2021, March 29, 2021, April 5, 2021, April 6, 2021, April 12, 2021, June 4, 2021, June 16, 2021, March 29, 2022 and March 31, 2022;

(3)	the description of our Ordinary Shares contained in our registration statement on Form 8-A/A filed on June 14, 2021 and as it may be further amended from time to time; and

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All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Recon Technology, Ltd

Room 601, Shui’an South Street

Chaoyang District, Beijing, 100107

People’s Republic of China

+86 (10) 8494-5799

Attn: Investor Relations

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, with respect to the Ordinary Shares and warrants offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.

For further information with respect to our Ordinary Shares, warrants and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at http http://www.recon.cn/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

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Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CT Corporation System (28 Liberty St. New York, NY 10005) as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or under the securities laws of the State of New York.

We have been advised by Campbells LLP, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, is unlikely to be enforceable in the Cayman Islands. We have also been advised by Campbells LLP that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the Cayman Islands under the common law doctrine of obligation. A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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RECON TECHNOLOGY, LTD

Up to 8,814,102 Class A Ordinary Shares underlying Warrants

PROSPECTUS

                  , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the Third Amended and Restated Memorandum and Articles of Association of the Registrant, the Registrant may indemnify its directors, officers, and their heirs, executors, administrators and personal representatives against all actions, proceedings costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in the course of their duty. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant, without fraud, willful neglect or default and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
4.1	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 6-K filed on June 16, 2021)
4.2	Translation of Amended and Restated Exclusive Equity Interest Purchase Agreement dated April 1, 2019 among Recon Hengda Technology (Beijing) Co., Ltd., Beijing BHD Petroleum Technology Co., Ltd. and Fan Zhang, Shenping Yin, Donglin Li, Zhiqiang Feng and Guangqiang Chen (previously filed)
4.3	Translation of Amended and Restated Equity Interest Pledge Agreement dated April 1, 2019 between Recon Hengda Technology (Beijing) Co., Ltd. and Fan Zhang, Shenping Yin, Donglin Li, Zhiqiang Feng and Guangqiang Chen about Beijing BHD Petroleum Technology Co., Ltd. (previously filed)
4.4	Translation of Exclusive Technical Consulting Service Agreement dated April 1, 2019 between Recon Hengda Technology (Beijing) Co., Ltd. and Nanjing Recon Technology Co., Ltd. (previously filed)
4.5	Translation of Amended and Restated Exclusive Equity Interest Purchase Agreement dated April 1, 2019 among Recon Hengda Technology (Beijing) Co., Ltd., Nanjing Recon Technology Co., Ltd. and Shenping Yin, Guangqiang Chen and Degui Zhai (previously filed)
4.6	Translation of Amended and Restated Equity Interest Pledge Agreement dated April 1, 2019 between Recon Hengda Technology (Beijing) Co., Ltd. and Shenping Yin, Guangqiang Chen and Degui Zhai about Nanjing Recon Technology Co., Ltd. (previously filed)
4.7	Translation of Amended and Restated Exclusive Technical Consulting and Service Agreement dated April 1, 2019 between Recon Hengda Technology (Beijing) Co., Ltd. and Beijing BHD Petroleum Technology Co., Ltd. (previously filed)
4.8	Translation of Power of Attorney for rights of Li Donglin in Beijing Baihengda Petroleum Technology (previously filed)
4.9	Translation of Amended and Restated Power of Attorney for rights of Chen Guangqiang in Beijing Baihengda Petroleum Technology (previously filed)
4.10	Translation of Power of Attorney for rights of Zhang Fan in Beijing Baihengda Petroleum Technology (previously filed)
4.11	Translation of Power of Attorney for rights of Feng Zhiqiang in Beijing Baihengda Petroleum Technology (previously filed)
4.12	Translation of Amended and Restated Power of Attorney for rights of Yin Shenping in Beijing Baihengda Petroleum Technology
5.1	Opinion of Campbells LLP (previously filed)
23.1	Consent of Friedman LLP
23.2	Consent of Campbells LLP (included in Exhibit 5.1)
23.3	Consent of JingTian & GongCheng LLP
24.1	Power of Attorney (included on signature page of this registration statement)

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 17, 2022.

RECON TECHNOLOGY, LTD

By:	/s/ Shenping Yin
Name:	Shenping Yin
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Jia Liu
Name:	Jia Liu
Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement or Amendment thereto on Form F-3.

SIGNATURE	TITLE	DATE

/s/ Shenping Yin	Chief Executive Officer and Director	June 17, 2022
Shenping Yin	(Principal Executive Officer)

/s/ Jia Liu	Chief Financial Officer and Director	June 17, 2022
Jia Liu	(Principal Accounting and Financial Officer)

/s/ Huan Liu	Authorized Representative in the United States	June 17, 2022
Huan Liu

/s/ *	Chief Technology Officer and Director (Chairman)	June 17, 2022
Guangqiang Chen

/s/ *	Director	June 17, 2022
Shudong Zhao

/s/ *	Director	June 17, 2022
Jijun Hu

/s/ *	Director	June 17, 2022
Nelson N.S. Wong

/s/ *	Director	June 17, 2022
Yonggang Duan

* By Shenping Yin, Attorney-in-Fact

** Yongquan Bi resigned on April 5, 2022.